                                           RULE NO. 424(b)(3)
                                           REGISTRATION NO. 333-58125
                                                            333-58125-01

PRICING SUPPLEMENT NO. 21 DATED OCTOBER 16, 1998
(To Prospectus Dated July 16, 1998, as Supplemented July 21, 1998)

                                  $300,000,000

                          COUNTRYWIDE HOME LOANS, INC.

                        5.62% NOTES DUE OCTOBER 16, 2000

                       PAYMENT OF PRINCIPAL AND INTEREST
                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                            LOGO COUNTRYWIDE/(SM)/
                            ----------------------
                            CREDIT INDUSTRIES, INC.

--------------------------------------------------------------------------------

This is a public offering by Countrywide Home Loans, Inc. of $300,000,000 of 5.62% Notes due October 16, 2000. Interest is payable on April 16 and October 16 of each year, beginning April 16, 1999. All principal and interest payments are guaranteed by Countrywide Credit Industries, Inc.

Countrywide Home Loans, Inc. may not redeem the Notes before their maturity.

The Notes will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans, Inc. and will rank equally with its other unsecured and unsubordinated indebtedness. As of August 31, 1998, Countrywide Credit Industries, Inc. had no secured indebtedness outstanding and Countrywide Home Loans, Inc. had $77,323,000 of secured indebtedness outstanding. As of that date, Countrywide Home Loans, Inc. had $7,704,397,000 of unsecured and unsubordinated indebtedness outstanding that ranked equally with its other unsecured and unsubordinated indebtedness and that will rank equally with the Notes.

                                              PER NOTE                  TOTAL
                                       ---------------------- -------------------------
Public Offering Price.................        100.000%              $300,000,000
Underwriting Discount.................           .250%              $    750,000
Proceeds to Countrywide Home Loans,
 Inc..................................         99.750%              $299,250,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be delivered on or about October 21, 1998 through the book-entry facilities of The Depository Trust Company.

--------------------------------------------------------------------------------

LEHMAN BROTHERS

                  COUNTRYWIDE SECURITIES CORPORATION

                                   GOLDMAN, SACHS & CO.

                                                            MERRILL LYNCH & CO.

October 16, 1998

                            DESCRIPTION OF THE NOTES

  The following description of the particular terms of the Notes offered hereby (referred to in the Prospectus Supplement as "Notes" and in the Prospectus as "CHL Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the terms and provisions of the Notes in the Prospectus Supplement and the CHL Debt Securities in the Prospectus. Terms used but not defined herein are used herein as defined in the Prospectus Supplement or Prospectus to which this Pricing Supplement is attached.

GENERAL

  The Notes constitute Medium-Term Notes, Series G, described in the accompanying Prospectus Supplement and Prospectus. The aggregate principal amount of the Notes in this offering is $300,000,000. The Notes will be Fixed Rate Notes and will be initially issued as Book-Entry Notes in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. The Specified Currency for the Notes will be U.S. dollars. The trade date for the Notes is October 16, 1998. The Stated Maturity Date for the Notes will be October 16, 2000.

  Reference is made to the accompanying Prospectus Supplement and Prospectus for a detailed summary of additional provisions of the Notes.

INTEREST

  The Notes will bear interest at the rate set forth on the cover page of this Pricing Supplement from October 21, 1998 or the most recent Interest Payment Date to which interest has been paid or provided for, payable on April 16 and October 16 of each year, commencing April 16, 1999. The Record Date for any Interest Payment Date will be the April 1 or October 1 immediately preceding the applicable Interest Payment Date. Payments of the principal of and interest on the Notes will be payable as described in the accompanying Prospectus Supplement and Prospectus.

REDEMPTION AND REPAYMENT

  The Notes may not be redeemed by Countrywide Home Loans, Inc. ("CHL"), or repaid at the option of the Holders, prior to maturity and will not be entitled to the benefit of any sinking fund.

GUARANTEE

  The Notes will be unconditionally guaranteed by Countrywide Credit Industries, Inc. (the "Guarantor") as to payment of principal and interest, when and as the same shall become due and payable, whether at maturity or otherwise.

                               OFFERING AND SALE

  Subject to the terms of a Terms Agreement, dated October 16, 1998 (the "Terms Agreement"), among CHL, the Guarantor and Lehman Brothers Inc., Countrywide Securities Corporation, Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriters"), CHL has agreed to sell to the Underwriters, and the Underwriters have agreed severally to purchase, the respective principal amounts of Notes set forth opposite their names below:

                                                                PRINCIPAL AMOUNT
      UNDERWRITERS                                                  OF NOTES
      ------------                                              ----------------
      Lehman Brothers Inc.....................................    $210,000,000
      Countrywide Securities Corporation......................      30,000,000
      Goldman, Sachs & Co.....................................      30,000,000
      Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.......................................      30,000,000
                                                                  ------------
           Total..............................................    $300,000,000
                                                                  ============

  Under the terms and conditions of the Terms Agreement, the Underwriters are committed to take and pay for all of such Notes, if any are taken.

  The Underwriters propose to offer the Notes initially at the price to public set forth on the cover page of this Pricing Supplement and to certain dealers at such price less a concession not in excess of .15% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .125% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Notes are a new issue of securities with no established trading market. CHL has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  CHL has agreed that during the period beginning from the date of this Pricing Supplement until the date that is 14 days after the date of this Pricing Supplement it will not issue (i) in any institutional offering in the United States any debt securities (other than (a) the Notes and (b) debt securities issued in "structured" financings) and (ii) in any institutional offering outside of the United States any debt securities with a maturity of two years (other than debt securities issued in "structured" financings), in each case without the prior consent of the Underwriters.

  CHL has agreed to indemnify the Underwriters against certain liabilities as described in the accompanying Prospectus Supplement.

  No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement, the Prospectus Supplement or the Prospectus in connection with the offering covered by this Pricing Supplement, the Prospectus Supplement and the Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by CHL, the Guarantor or any Underwriter. This Pricing Supplement, the Prospectus Supplement and the Prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, the Notes in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Pricing Supplement, the Prospectus Supplement and the Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Pricing Supplement, the Prospectus Supplement or the Prospectus or in the affairs of CHL or the Guarantor since the date hereof.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 16, 1998)

                              U.S. $1,500,000,000
                         COUNTRYWIDE HOME LOANS, INC.
                          MEDIUM-TERM NOTES, SERIES G
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                  PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND
               INTEREST FULLY AND UNCONDITIONALLY GUARANTEED BY

                           LOGO COUNTRYWIDE/(SM)/
                           ----------------------
                           CREDIT INDUSTRIES, INC.

                               --------------
  Countrywide Home Loans, Inc. ("CHL"), a wholly owned subsidiary of Countrywide Credit Industries, Inc. (the "Guarantor" or "CCI"), may offer from time to time its Medium-Term Notes, Series G (the "Notes"), each of which will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest by the Guarantor. Each Note will mature nine months or more from the date of issue, as selected by the purchaser and agreed to by CHL and may be subject to redemption or repayment prior to maturity. The aggregate initial offering price of the Notes to be offered will not exceed U.S. $1,500,000,000 or its equivalent in foreign currencies or currency units. The Notes may be denominated in U.S. dollars or in such foreign currencies or currency units (the "Specified Currency") as may be designated by CHL.

  Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a substantial discount from the principal amount payable upon maturity, or at a floating rate (a "Floating Rate Note"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for each Fixed Rate Note will be January 15 and July 15 of each year and at maturity or such date of earlier redemption or repayment. The Interest Payment Dates for each Floating Rate Note will be established on the date of issue of such Note and will be set forth in the applicable Pricing Supplement. Interest rates and interest rate formulas are subject to change by CHL, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by CHL.

  Each Note will be represented by either a global security registered in the name of a nominee of The Depository Trust Company, as depositary (a "Book-Entry Note"), or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to interests of its participants) and by its participants (with respect to beneficial owners' interests). Book-Entry Notes will not be issuable as Certificated Notes, except under the limited circumstances described herein.

  The Specified Currency, any applicable interest rate or interest rate formula, the Stated Maturity Date, the Interest Payment Dates, if any, and any redemption or repayment provisions for each Note and whether such Note will be a Book-Entry Note or a Certificated Note will be established at the time of issuance of such Note and set forth therein and in the applicable Pricing Supplement.

  The indenture pursuant to which the Notes will be issued does not contain any restrictions on the ability of the Guarantor, CHL or any of their respective affiliates to incur additional indebtedness (secured or unsecured). As of May 31, 1998, the Guarantor did not have any secured indebtedness outstanding, and CHL had $586,135,000 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of such date, CHL had $7,565,486,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness and will rank pari passu in right of payment with the Notes. See "Description of Debt Securities and Guarantees--General" in, and Note F to CCI's Consolidated Financial Statements incorporated by reference into, the accompanying Prospectus.

  FOR A DESCRIPTION OF CERTAIN RISK FACTORS RELATING TO INVESTMENTS IN THE NOTES, SEE "RISK FACTORS" ON PAGE S-2 OF THIS PROSPECTUS SUPPLEMENT.
                                --------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON THE ACCURACY OR  ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT,
      THE PROSPECTUS, OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE
       CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                Price to         Agents' Commission or             Proceeds to
                              Public(1)(2)           Discount(2)(3)             Company(2)(3)(4)
--------------------------------------------------------------------------------------------------
Per Note................          100%                .125%-.750%                99.875%-99.250%
--------------------------------------------------------------------------------------------------
                                                    U.S. $1,875,000-          U.S. $1,498,125,000-
Total...................  U.S. $1,500,000,000         $11,250,000                $1,488,750,000
--------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Unless otherwise specified in the applicable Pricing Supplement, the Price to Public will be 100% of the principal amount of the Notes being issued.
(2) Or the equivalent thereof in a Specified Currency other than U.S. dollars.
(3) CHL will pay to Lehman Brothers Inc., Chase Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., NationsBanc Montgomery Securities LLC, Salomon Brothers Inc and
    Countrywide Securities Corporation (each, an "Agent," and collectively, the "Agents") a commission, which may be in the form of a discount, ranging from .125% to .750% of the principal amount of any Note (or, in the case of any Original Issue Discount Security (as defined herein), the price to public), depending on its maturity, sold through such Agent, except that the commission payable by CHL to the Agents with respect to Notes with maturities of greater than 30 years will be negotiated at the time of the sale thereof. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity and may be resold by such Agent to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent, or if so agreed, at a fixed public offering price. CHL has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(4) Before deducting other expenses payable by CHL estimated at U.S.
    $2,130,000.
                                --------------
  The Notes are being offered on a continuous basis by CHL through the Agents, each of which has agreed to use its reasonable best efforts to solicit purchases of the Notes. CHL also may sell Notes to any Agent acting as principal for resale to one or more investors or other purchasers or may sell Notes directly to investors on its own behalf. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement and the accompanying Prospectus will be sold or that there will be a secondary market for the Notes. CHL reserves the right to withdraw, cancel or modify the offer made hereby without notice. CHL and the Agents may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution of Notes" herein.
                                --------------
LEHMAN BROTHERS
   CHASE SECURITIES INC.
     DEUTSCHE BANK SECURITIES
             GOLDMAN, SACHS & CO.
                 MERRILL LYNCH & CO.
                        J.P. MORGAN & CO.
                            NATIONSBANC MONTGOMERY SECURITIES LLC
                                SALOMON SMITH BARNEY
                                             COUNTRYWIDE SECURITIES CORPORATION
July 21, 1998

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION OF NOTES."

                                  RISK FACTORS

INDEX RISK

  An investment in the Notes indexed, as to principal, premium, if any, or interest, to one or more currencies or currency units (including exchange rates and swap indices between currencies or currency units), commodities, interest rates or other indices entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such index or indices may be subject to significant changes, that the resulting interest rate will be less than that payable on a conventional fixed rate or floating rate debt security issued at the same time, that the repayment of principal or premium, if any, can occur at a time other than that expected by the investor, and that the investor could lose all or a substantial portion of principal or premium, if any, payable on the Maturity Date (as defined below). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which CHL and the Guarantor have no control. Additionally, if the formula used to determine the amount of principal, premium, if any, or interest payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the applicable index or indices will be magnified. In recent years, values of certain indices have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index that have occurred in the past are not necessarily indicative, however, of fluctuations in such value that may occur in the future. The secondary market for such Notes will be affected by a number of factors independent of the creditworthiness of CHL and the value of the applicable index or indices, including the complexity and volatility of such index or indices, the method of calculating the principal, premium, if any, and interest in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes and market interest rates generally. The credit ratings assigned to CHL's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of such Notes in light of their particular circumstances.

FOREIGN CURRENCY RISKS

  Governing Laws and Judgments. The Notes will be governed by and construed in accordance with the laws of the State of New York. Courts in the United States have not customarily rendered judgments for money damages denominated in any currency or currency unit other than U.S. dollars. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation denominated in a currency or currency unit other than U.S. dollars will be rendered in the foreign currency or currency unit of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of the entry of the judgment or decree.

  Exchange Rates and Exchange Controls. An investment in Notes that are denominated in a foreign currency or currency unit entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or currency units and the possibility of the imposition or modification of exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events and on the supply of and demand for the relevant currencies, factors over which CHL and the Guarantor have no control. In addition, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to Notes denominated in any Specified Currency contains a multiplier or leverage factor, the effect of any change in the rate of exchange between the U.S. dollar and the applicable currencies or composite currencies will be magnified. In recent years, rates of exchange between the U.S. dollar and foreign currencies and currency units have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation of the applicable foreign currency or currency unit against the U.S. dollar would result in a decrease in the effective yield of such Note, in the value of the principal and premium, if any, payable on the Maturity Date of such Note and, generally, in the market value of such Note.

  PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED AND/OR PAYABLE IN CURRENCIES OR CURRENCY UNITS OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

  Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars or ECU (as defined below) will not be sold in, or to residents of, the country of the Specified Currency in which particular Notes are denominated.

  The information set forth in this Prospectus Supplement is directed to prospective investors who are United States residents, and CHL and the Guarantor disclaim any responsibility to advise prospective investors who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, or premium, if any, or interest on, the Notes. Such persons should consult their own advisors with regard to such matters.

  Governments or monetary authorities have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of the Specified Currency on the applicable Interest Payment Date or Maturity Date of a Note. Even if there are no actual exchange controls, it is possible that on such Interest Payment Date or Maturity Date the Specified Currency for such Note would not be available to CHL due to circumstances beyond the control of CHL. In that event, CHL will make the required payments in U.S. dollars on the basis of the Exchange Rate (as defined below) two Business Days (as defined below) prior to the Interest Payment Date or the Maturity Date, as the case may be (or, if no rate is quoted for such Specified Currency on such date, the last date such rate is quoted). See "Description of Notes--Payment Currency."

  Currency Exchange. Purchasers are required to pay for the Notes in the currency or currency unit in which such Notes are denominated (the "Specified Currency"), unless otherwise provided in the applicable Pricing Supplement. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies or currency units and vice versa, and many banks do not offer non-U.S. dollar denominated checking or savings account facilities in the United States. Upon request, the Agents will arrange for the conversion of U.S. dollars into a Specified Currency other than U.S. dollars to enable purchasers to pay for the Notes. Such request must be made on the trade date. Each such conversion will be made by the Agents on such terms and subject to such conditions, limitations and charges as the Agents may from time to time establish in accordance with their regular foreign exchange practice. All costs of exchange will be borne by the investors in the Notes.

  References herein to "U.S. dollars," "dollar," "U.S. $" or "$" are to the currency of the United States of America.

                              DESCRIPTION OF NOTES

  The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. Unless otherwise specified in a Pricing Supplement, the terms of the Notes will be as set forth below.

GENERAL

  The Notes are to be issued as a series of Debt Securities limited to U.S. $1,500,000,000, or its equivalent in one or more foreign currencies or currency units, aggregate initial offering price under an Indenture dated as of January 1, 1992, as amended, supplemented or modified from time to time, including Supplemental Indenture No. l thereto dated as of June 15, 1995 (collectively, the "Indenture"), among CHL, the Guarantor and The Bank of New York, as trustee (the "Trustee"), which is described more fully under "Description of Debt Securities and Guarantees" in the accompanying Prospectus. The statements herein concerning the Notes and the Indenture do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indenture, including the definitions of certain terms used herein without definition.

  The Notes will be offered on a continuous basis and will mature on any day nine months or more from their dates of issue, as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will be either Fixed Rate Notes or Floating Rate Notes, as specified in the applicable Pricing Supplement. Notes also may be issued that do not bear any interest currently or that bear interest at a below market rate.

  Each Note will be represented by either a global security registered in the name of a nominee of The Depository Trust Company, New York, New York ("DTC"), as depositary (a "Book-Entry Note"), or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to interests of its Participants (as defined below)) and by its Participants (with respect to interests of beneficial owners (as defined below)). Book-Entry Notes will not be issuable as Certificated Notes, except under the limited circumstances described herein.

  Unless otherwise specified in the applicable Pricing Supplement, the minimum denomination of Notes will be $1,000 or the equivalent thereof in the Specified Currency (if other than U.S. dollars), and integral multiples of $1,000 in excess thereof or the equivalent thereof in such Specified Currency.

  Interest rates offered by CHL with respect to the Notes may differ depending upon, among other things, the aggregate principal amount purchased in any single transaction. Notes with similar terms but different interest rates may be offered concurrently to different investors. Notes with different variable terms also may be offered concurrently to different investors.

  Unless otherwise specified herein or in the applicable Pricing Supplement, "Exchange Rate" means, with respect to a Specified Currency (other than European Currency Units ("ECU")), the noon dollar buying rate for such Specified Currency for cable transfers quoted by the Exchange Rate Agent (as specified in the applicable Pricing Supplement) in The City of New York on the Record Date or Special Record Date (each as defined below) or the fifteenth day immediately preceding the Maturity Date or on such other date provided in the applicable Note or in the Indenture, as the case may be, as certified for customs purposes by the Federal Reserve Bank of New York. With respect to ECU, "Exchange Rate" means the exchange rate between U.S. dollars and ECU reported by the Council of the European Communities on the applicable Record Date or Special Record Date with respect to an Interest Payment Date or the fifteenth day immediately preceding the Maturity Date or on such other date as provided in the applicable Note or in the Indenture, as the case may be.

  Certificated Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Registration of transfers or exchanges of Book-Entry Notes may be effected only through a participating member of the Depositary (as defined below).

  The Notes will constitute unsecured and unsubordinated indebtedness of CHL and will rank pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness. As of May 31, 1998, the Guarantor did not have any secured indebtedness outstanding, and CHL had $586,135,000 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of such date, CHL had $7,565,486,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness and will rank pari passu in right of payment with the Notes. See "Description of Debt Securities and Guarantees--General" and "--Guarantees" in the accompanying Prospectus. A substantial portion of the assets of CHL may be pledged under various credit agreements among CHL and various lending institutions. See Note F to CCI's Consolidated Financial Statements incorporated by reference into the accompanying Prospectus.

  The Indenture does not contain any provisions that would limit the ability of CHL, the Guarantor or any of their respective affiliates to incur indebtedness (secured or unsecured) or that would afford Holders of the Notes protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving CHL or the Guarantor that may adversely affect Holders of the Notes.

  If so specified in the applicable Pricing Supplement, the Notes will be redeemable at the option of CHL or repayable at the option of the Holder prior to maturity. See "--Redemption and Repayment" below. The Notes will not be subject to any sinking fund.

  "Business Day" means (A) any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in (i) New York, New York or Los Angeles, California, or (ii) if the Specified Currency specified in the applicable Pricing Supplement is other than U.S. dollars, the Principal Financial Center (as defined below) (unless the Specified Currency is European Currency Units ("ECU"), in which case such day is also not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or is not a day designated as an ECU non-settlement day by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), a day that is not a day on which payments in ECU cannot be settled in the international interbank market), and (B) with respect to Floating Rate Notes as to which LIBOR (as defined below) is an applicable Base Rate, a London Banking Day (as defined below). "Principal Financial Center" means the capital city of the country issuing the Specified Currency (or, in the case of ECU, Luxembourg), except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, Milan and Zurich, respectively. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

  The "Maturity Date" means the earlier of the date on which the principal of a
Note is redeemed (the "Redemption Date") or repaid (the "Repayment Date") or the date on which the Note will mature (the "Stated Maturity Date").

  Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation of the rate of interest on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or
 .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of U.S. dollars, to the nearest cent (with one-half cent being rounded upward) or, in the case of a Specified Currency other than U.S. dollars, to the nearest unit (with one-half unit being rounded upward).

  The Pricing Supplement relating to each Note will describe the following terms: (1) the Specified Currency; (2) whether such Note is a Fixed Rate Note, a Floating Rate Note or such other Note as is specified in such Pricing Supplement; (3) if other than 100%, the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued to the public (the "Issue Price"); (4) the trade date; (5) the date on which such Note will be issued (the "Issue Date"); (6) the Stated Maturity Date and whether the Stated Maturity Date may be extended by CHL, and if so, the Extension Periods and Final

Maturity Date (each as defined below); (7) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and the Interest Payment Dates (as defined below) and whether such rate may be reset by CHL prior to the Stated Maturity Date and, if so, the date(s) and basis or formula therefor; (8) if such Note is a Floating Rate Note, whether it is a "Floating Rate/Fixed Rate Note" and, if so, the Fixed Rate Commencement Date and Fixed Interest Rate (each as defined below), as well as the Base Rate, the Initial Interest Rate, the Interest Determination Dates, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and/or the Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any (each as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note, and whether the Spread and/or Spread Multiplier may be reset by CHL prior to the Stated Maturity Date and, if so, the date(s) and basis or formula therefor; (9) whether such Note may be redeemed at the option of CHL, or repaid at the option of the Holder, prior to maturity, and if so, the earliest date of redemption (the "Initial Redemption Date") and optional date(s) of repayment (each, an "Optional Repayment Date") and the other provisions relating to such redemption or repayment; (10) whether such Note will be issued initially as a Book-Entry Note or a Certificated Note; and (11) any other terms of such Note not inconsistent with the provisions of the Indenture.

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST

  Principal, premium, if any, and interest will be paid by CHL in the Specified Currency. If and as specified in the applicable Pricing Supplement, at the request of a Holder of a Note payable in a Specified Currency other than U.S. dollars, payments of principal, premium, if any, and interest in respect of such Note will be paid in U.S. dollars. Under such circumstances, CHL will be required to tender payment in U.S. dollars at the Exchange Rate, and any costs associated with such conversion would be borne by such Holder through deduction from such payments. Such Holder may elect to receive payments in U.S. dollars by delivering a written request to the Trustee not later than the close of business on the Record Date immediately preceding the Interest Payment Date or the fifteenth day immediately preceding the Maturity Date, as the case may be. Such election will remain in effect until revoked by written notice from such Holder to the Trustee, but written notice of any such revocation must be received by the Trustee not later than the close of business on the Record Date immediately preceding the Interest Payment Date or the fifteenth day immediately preceding the Maturity Date, as the case may be. Upon request, the Trustee will mail a copy of a form of request to any Holder.

  Unless otherwise specified in the applicable Pricing Supplement, interest on the certificated Notes due on any Interest Payment Date other than the Maturity Date will be paid, except as provided below, by mailing a check in the Specified Currency (from an account at a bank located outside of the United States if such check is payable in a Specified Currency other than U.S. dollars) to the Holder at the address of such Holder appearing on the Security Register on the applicable Record Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next Record Date to the Holder on such next Record Date. Notwithstanding the foregoing, on any Interest Payment Date other than the Maturity Date, a Holder of U.S. $10,000,000 (or the equivalent thereof in a Specified Currency other than U.S. dollars) or more in aggregate principal amount of Notes (whether or not having identical terms and provisions) shall be entitled: (i) if the Specified Currency is U.S. dollars, to receive such payment by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the United States, but only if appropriate wire transfer instructions have been received in writing by the Trustee not later than the Record Date immediately preceding such Interest Payment Date, and (ii) if the Specified Currency is other than U.S. dollars, to receive such payment by wire transfer of immediately available funds to an account maintained by the payee with a bank located in a jurisdiction in which payment in such Specified Currency is then lawful. CHL will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but any tax, assessment or other governmental charge imposed upon payments will be borne by the Holders of the Notes in respect of which payments are made. Beneficial owners of Global Notes (as defined below) will be paid in accordance with the procedures of the Depositary and its Participants in effect from time to time as described under "--Book-Entry Notes" below.

  Unless otherwise specified in the applicable Pricing Supplement, payments of principal, premium, if any, and interest on the Maturity Date will be made in immediately available funds in the Specified Currency upon presentation and surrender of Notes at the Corporate Trust Office of the Trustee. In the case of such payments in a Specified Currency other than U.S. dollars, Notes shall be presented and surrendered to the Trustee in time for the Trustee to make such payments in accordance with its normal procedures.

  If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise fall on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next Business Day, except that if interest thereon is determined by reference to LIBOR and such next Business Day falls in the next calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity Date for any Fixed Rate Note or Floating Rate Note or the Interest Payment Date for any Fixed Rate Note falls on a day which is not a Business Day, payment of principal, premium, if any, and interest with respect to such Note will be made on the next Business Day with the same force and effect as if made on such date, and no interest on such payment will accrue to such next Business Day.

  Any interest not punctually paid or duly provided for with respect to a Note ("Defaulted Interest") will forthwith cease to be payable to the Holder thereof on the applicable Record Date and may either be paid to the person in whose name such Note is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Note not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely provided in the Indenture.

  Unless otherwise specified in the applicable Pricing Supplement, the "Record Date" with respect to any Interest Payment Date for Floating Rate Notes shall be the fifteenth day immediately preceding such Interest Payment Date, and for Fixed Rate Notes shall be the December 31 or June 30 immediately preceding such Interest Payment Date, in each case whether or not such date shall be a Business Day.

PAYMENT CURRENCY

  If any payment of principal, premium, if any, or interest in respect of any
Note is to be made in a Specified Currency other than U.S. dollars and such Specified Currency is not available to CHL for making such payment due to the imposition of exchange controls or other circumstances beyond the control of CHL, CHL will be entitled to satisfy its obligations to the Holder of such Note by making such payment in U.S. dollars on the basis of the Exchange Rate (as defined below) two Business Days prior to the Interest Payment Date or the Maturity Date, as the case may be (or, if no rate is quoted for such Specified Currency on such date, the last date such Exchange Rate is quoted). Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default under the Indenture. For purposes of this section, the "Exchange Rate" for a foreign currency or ECU will be the noon Dollar selling rate for such foreign currency or ECU for cable transfers quoted by the Exchange Rate Agent in The City of New York, as certified for customs purposes by the Federal Reserve Bank of New York.

  If payment on any Note is required to be made in ECU and ECU is unavailable due to the imposition of exchange controls or other circumstances beyond the control of CHL, or is no longer used in the European Monetary System, all payments due on that Interest Payment Date or Maturity Date with respect to such Note shall be made in U.S. dollars. The amount so payable on any date in ECU shall be converted into U.S. dollars, at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which such payment is due on the following basis. The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts which were components of the ECU as of the last date on which the ECU was used in the European Monetary System. The equivalent of the ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Exchange Rate Agent on the basis of the most recently available Exchange Rate or as otherwise specified in the applicable Pricing Supplement.

  If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies (in appropriate proportions), the sum of which shall be equal to the amount of the former component currency.

  All determinations referred to above made by an Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided that any determination is subject to approval) and, in the absence of manifest error, shall be conclusive for all purposes and binding on the Holder of such Note and such Exchange Rate Agent shall have no liability therefor.

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest from its Issue Date at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semi-annually in arrears on each January 15 and July 15 (each, an "Interest Payment Date") and on the Maturity Date. Each payment of interest shall include interest accrued from and including the Issue Date or the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to, but excluding, the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period"). Unless otherwise specified in the applicable Pricing Supplement, interest on the Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

  Each Floating Rate Note will bear interest at a rate determined by reference to an interest rate basis (each, a "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier. The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the Commercial Paper Rate (as defined below), (b) LIBOR, (c) the Certificate of Deposit Rate (as defined below), (d) the Federal Funds Rate (as defined below), (e) the Prime Rate (as defined below), (f) the Treasury Rate (as defined below), (g) the CMT Rate (as defined below), (h) the 11th District Cost of Funds Rate (as defined below) or (i) such other interest rate basis or formula as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated.

  Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate, or the lowest, highest or average of two or more specified Base Rates, (a) plus or minus the Spread, if any, and/or (b) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one basis point equals one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added or subtracted from the related Base Rate applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note by which such Base Rate will be multiplied to determine the applicable interest rate on such Floating Rate Note.

  If a Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," unless otherwise specified in the applicable Pricing Supplement, the interest rate will be calculated in the same manner as any other Floating Rate Note until a designated date when the interest rate will become fixed (the "Fixed Rate Commencement Date"). The interest rate in effect for the period commencing on the Fixed Rate Commencement Date and continuing until the Maturity Date will be the rate per annum specified in the applicable Pricing Supplement as the "Fixed Interest Rate" or, if no Fixed Interest Rate is specified, the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date. Unless otherwise specified herein or in the applicable Pricing Supplement, the Fixed Rate Commencement Date shall also constitute an Interest Payment Date for purposes of calculating and paying interest. Unless otherwise specified herein or in the applicable Pricing Supplement, the Floating Rate/Fixed Rate Note shall be treated as a Floating Rate Note until the Fixed Rate Commencement Date and as a Fixed Rate Note from the Fixed Rate Commencement Date and thereafter.

  As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum numerical limitation, or ceiling, on the rate of interest which may accrue during any Interest Period ("Maximum Interest Rate"); and (ii) a minimum numerical limitation, or floor, on the rate of interest which may accrue during any Interest Period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

  Except as provided below, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Reset Date" will be, in the case of Floating Rate Notes which reset (a) daily, each Business Day; (b) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Base Rate, which will reset the Tuesday of each week, except as specified below); (c) monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the 11th District Cost of Funds Rate is an applicable Base Rate, which will reset on the first calendar day of each month); (d) quarterly, the third Wednesday of March, June, September and December; (e) semi-annually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (f) annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If an Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next Business Day, except that if interest thereon is determined by reference to LIBOR and such next Business Day falls in the next calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

  The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date. The "Interest Determination Date" means the Commercial Paper Rate Determination Date, the LIBOR Determination Date, the CD Rate Determination Date, the Federal Funds Rate Determination Date, the Prime Rate Determination Date, the Treasury Rate Determination Date, the CMT Rate Determination Date or the 11th District Rate Determination Date (each as defined below), as the case may be. If interest on a Floating Rate Note is determined by reference to two or more Base Rates, the "Interest Determination Date" means the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date on which each Base Rate shall be determinable. Each Base Rate shall be determined and compared as of such date, and the applicable interest rate shall take effect on the related Interest Reset Date.

  Interest on Floating Rate Notes will be payable on the Interest Payment Dates specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest payments shall be the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Issue Date to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

  With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factor calculated for each day in the Interest Period for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, if an applicable Base Rate is the Commercial Paper Rate, Certificate of Deposit Rate, Federal Funds Rate, Prime Rate, 11th District Cost of Funds Rate or LIBOR, or by the actual number of days in the year, if an applicable Base Rate is the Treasury Rate or CMT Rate. If more than one Base Rate is applicable to a Floating Rate Note, the interest factor will be calculated in the same manner as if only the Base Rate specified for such purpose in the applicable Pricing Supplement applied.

  Unless otherwise specified in the applicable Pricing Supplement, The Bank of New York will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The "Calculation Date," if applicable, pertaining to a Floating Rate Note will be the earlier of
(i) the 10th day after the Interest Determination Date pertaining to a Base Rate or, if such day is not a Business Day, the next Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

  The interest rate in effect with respect to a Floating Rate Note from the Issue Date to the first Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement. The interest rate for each subsequent Interest Reset Date, except in the case of a Floating Rate/Fixed Rate Note for the period subsequent to the Fixed Rate Commencement Date, will be determined by the Calculation Agent as follows.

 COMMERCIAL PAPER RATE

  Unless otherwise specified in the applicable Pricing Supplement, the "Commercial Paper Rate" for each applicable Interest Reset Date will be determined by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a "Commercial Paper Rate Determination Date") and will be the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication ("H.15(519)"), under the caption "Commercial Paper--Nonfinancial." In the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, then the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Governmental Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Commercial Paper Rate will be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Commercial Paper Rate Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for a non-financial entity issuer whose bond rating is "Aa," or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the Commercial Paper Rate for such Interest Reset Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Determination Date.

  "Money Market Yield" will be a yield (expressed as a percentage) calculated in accordance with the following formula:


                                            D X 360
                     Money Market Yield = ------------  X 100
                                          360 - (D X M)
where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the Interest Period for which interest is being calculated corresponding to the Index Maturity specified in the applicable Pricing Supplement.

 LIBOR

  Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each applicable Interest Reset Date will be determined by the Calculation Agent as follows:

    (i) If "LIBOR Reuters" is specified in the applicable Pricing Supplement, on the second London Banking Day prior to the applicable Interest Reset Date (a "LIBOR Determination Date"), the Calculation Agent will determine LIBOR as the arithmetic mean of the offered rates for deposits in U.S. dollars for the period of the Index Maturity which appear on the "Reuters Screen LIBO Page" at approximately 11:00 A.M., London time, on such LIBOR Determination Date. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

    If "LIBOR Telerate" is specified in the applicable Pricing Supplement or if no other method is specified in such Pricing Supplement as the method for determining LIBOR, on the LIBOR Determination Date, the Calculation Agent will determine LIBOR as the rate for deposits in U.S. dollars for the period of the Index Maturity which appears on "Telerate Page 3750" at approximately 11:00 A.M., London time, on such LIBOR Determination Date. "Telerate Page 3750" means the display page so designated on the Dow Jones Telerate Service (or such other page as may replace such page on that service for the purpose of displaying London interbank offered rates of major banks).

    (ii) If LIBOR Reuters is specified in the applicable Pricing Supplement and fewer than two offered rates for the applicable Index Maturity appear on the Reuters Screen LIBO Page or if LIBOR Telerate is applicable for determining LIBOR and no rate appears on Telerate Page 3750, as applicable, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of the Index Maturity commencing on the second London Banking Day following such LIBOR Determination Date to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative of a single transaction in such market at such time. If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Determination Date will be the arithmetic mean of rates quoted by three major banks in The City of New York selected by the Calculation Agent at approximately 11:00 A.M., New York City time, on such LIBOR Determination Date for loans in U.S. dollars to leading European banks, for the period of the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Banking Day following such LIBOR Determination Date and in the principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting rates as mentioned in this sentence, LIBOR in effect for such Interest Reset Date will be LIBOR in effect on such LIBOR Determination Date.

 CERTIFICATE OF DEPOSIT RATE

  Unless otherwise specified in the applicable Pricing Supplement, the "Certificate of Deposit Rate" for each applicable Interest Reset Date will be determined by the Calculation Agent as of the second Business Day prior to the Interest Reset Date (a "CD Rate Determination Date") and will be the rate for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the caption "CDs (Secondary Market)." In the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such CD Rate Determination Date, then the Certificate of Deposit Rate will be the rate on such CD Rate Determination Date for negotiable U.S. dollar certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the caption "Certificates of Deposit." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Certificate of Deposit Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Determination Date of three leading non-bank dealers (which may include one or more of the Agents or their affiliates) in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in a denomination of U.S. $5,000,000; provided, however, that if the dealers selected as aforesaid by such Calculation Agent are not quoting offered rates as mentioned in this sentence, the Certificate of Deposit Rate for such Interest Reset Date will be the Certificate of Deposit Rate in effect on such CD Rate Determination Date.

 FEDERAL FUNDS RATE

  Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" for each applicable Interest Reset Date will be determined by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a "Federal Funds Rate Determination Date") and will be the rate on such Federal Funds Rate Determination Date for Federal Funds as published in H.15(519) under the caption "Federal Funds (Effective)." In the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Rate Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Rate Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, then the Federal Funds Rate will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for transactions in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York selected by the Calculation Agent as of 9:00 A.M., New York City time, on such Federal Funds Rate Determination Date; provided, however, that if the three brokers selected as aforesaid by the Calculation Agent are not quoting rates as mentioned in this sentence, the Federal Funds Rate for such Interest Reset Date will be the Federal Funds Rate in effect on such Federal Funds Rate Determination Date.

 PRIME RATE

  Unless otherwise specified in the applicable Pricing Supplement, the "Prime Rate" for each applicable Interest Reset Date will be determined by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (a "Prime Rate Determination Date") and will be the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Prime Rate Determination Date, then the Calculation Agent shall determine the Prime Rate as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the "Reuters Screen USPRIME1 Page" as such bank's prime rate or base lending rate as in effect for such Prime Rate Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuter Monitor Money Rates Service (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks). If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for such Prime Rate Determination Date, the Calculation Agent shall determine the Prime Rate as the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business in The City of New York on such Prime Rate Determination Date by three major money center banks in The City of New York selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen USPRIME1 Page, the Calculation Agent shall determine the Prime Rate as the arithmetic mean on the basis of the prime rates quoted as of the close of business in The City of New York on such Prime Rate Determination Date by three substitute banks or trust companies that are organized and doing business under the laws of the United States or any state thereof, have total equity capital of at least U.S. $500,000,000 and are subject to supervision or examination by Federal or state authorities; provided, however, that if fewer than three such substitute banks or trust companies are quoting prime rates as mentioned in this sentence, the Prime Rate for such Interest Reset Date will be the Prime Rate in effect on such Prime Rate Determination Date.

 TREASURY RATE

  Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Treasury Rate Determination Date (as defined below), the rate for the auction held on such Treasury Rate Determination Date of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the caption "Treasury bills--auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Treasury Rate Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held on such Treasury Rate Determination Date, then the Treasury Rate will be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for such Interest Reset Date will be the Treasury Rate in effect on such Treasury Rate Determination Date.

  The "Treasury Rate Determination Date" will be the day of the week in which the applicable Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday; provided, however, that if such auction is held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Date occurring in the next week; and, provided, further that if an auction falls on an Interest Reset Date, then such Interest Reset Date will be the first Business Day following such auction.

  Treasury Rate Notes, like other Notes, are not obligations of the United States government and are not guaranteed by the United States government.

 CMT RATE

  Unless otherwise specified in the applicable Pricing Supplement, the "CMT Rate" for each applicable Interest Reset Date will be determined by the Calculation Agent as of the second Business Day prior to such Interest Reset Date (the "CMT Rate Determination Date"), and will be the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated

CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the applicable CMT Rate Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CMT Rate Determination Date, then the CMT Rate for such CMT Rate Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published in the relevant H.15(519), or if not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CMT Rate Determination Date, then the CMT Rate for such CMT Rate Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the Calculation Date pertaining to such CMT Rate Determination Date, then the CMT Rate for such CMT Rate Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least U.S. $100,000,000. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate for such Interest Reset Date will be the CMT Rate in effect on such CMT Rate Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

  "Designated CMT Telerate Page" means the display on the Dow Jones Markets Limited (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as published in H.15(519)), for the purpose of displaying Treasury Constant Maturities as published in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the Treasury Notes (either one, two, three, five, seven, ten, twenty or thirty years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

 11TH DISTRICT COST OF FUNDS RATE

  Unless otherwise specified in the applicable Pricing Supplement, the "11th District Cost of Funds Rate" for each applicable Interest Reset Date will be determined by the Calculation Agent as of the last Business Day of the month prior to such Interest Reset Date (the "11th District Rate Determination Date"), and will be the rate equal to the monthly weighted average cost of funds for the calendar month preceding such 11th District Rate Determination Date as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such 11th District Rate Determination Date. If such rate does not appear on Telerate Page 7058 on any related 11th District Rate Determination Date, the 11th District Cost of Funds Rate for such 11th District Rate Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced by the Federal Home Loan Bank ("FHLB") of San Francisco as such cost of funds for the calendar month preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month next preceding such 11th District Rate Determination Date, then the 11th District Cost of Funds Rate for such Interest Reset Date will be the 11th District Cost of Funds Rate in effect on such 11th District Rate Determination Date.

INDEXED NOTES

  CHL may from time to time offer Notes ("Indexed Notes") with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies (including a composite currency such as the ECU) relative to an indexed currency or to other items, in each case as specified in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable Pricing Supplement. See also "Risk Factors."

RESET NOTES

  The Pricing Supplement relating to each Note will indicate whether CHL has the option with respect to such Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread and/or Spread Multiplier, in the case of a Floating Rate Note (in each case, a "Reset Note"), and, if so, (i) the date or dates on which such interest rate or such Spread and/or Spread Multiplier, as the case may be, may be reset (each an "Optional Interest Reset Date") and (ii) the basis or formula, if any, for such resetting.

  CHL may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 45 but not more than 60 calendar days prior to an Optional Interest Reset Date for such Note. If the Company so notifies the Trustee of such exercise, not later than 40 calendar days prior to such Optional Interest Reset Date the Trustee will send by telegram, telex, facsimile transmission or letter (first class, postage prepaid) to the Holder of such Note a notice (the "Reset Notice") indicating (i) that CHL has elected to reset the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, (ii) such new interest rate or such new Spread and/or Spread Multiplier, as the case may be, and (iii) the provisions, if any, for redemption by CHL during the period from such Optional Interest Reset Date to the next Optional Interest Reset Date or, if there is no such next Optional Interest Reset Date, to the Stated Maturity Date of such Note (each such period, a "Subsequent Interest Period"), including the date or dates on which, or the period or periods during which, and the price or prices at which such redemption may occur during such Subsequent Interest Period.

  Notwithstanding the foregoing, not later than 20 calendar days prior to an Optional Interest Reset Date for a Note, CHL may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Reset Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Subsequent Interest Period commencing on such Optional Interest Reset Date by causing the Trustee to send by telegram, telex, facsimile transmission or letter (first class, postage prepaid) notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread and/or Spread Multiplier is reset on an Optional Interest Reset Date, and with respect to which Holders of such Notes have not surrendered such Notes for repayment (or have validly revoked any such surrender) pursuant to the next paragraph, will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note.

  If CHL elects prior to an Optional Interest Reset Date to reset the interest rate or the Spread and/or Spread Multiplier of a Note, the Holder of such Note will have the option to elect repayment of such Note by CHL on such Optional Interest Reset Date at a price equal to the principal amount thereof plus any accrued interest to such Optional Interest Reset Date. In order to obtain repayment of such Note to be so repaid on such Optional Interest Reset Date, the Holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Trustee shall be at least 25 but not more than 35 calendar days prior to such Optional Interest Reset Date. A Holder who has tendered a Note for repayment following receipt of a Reset Notice may revoke such tender for repayment by written notice to the Trustee received prior to 5:00 P.M., New York City time, on the 10th calendar day prior to such Optional Interest Reset Date.

EXTENSION OF MATURITY

  The Pricing Supplement relating to each Note will indicate whether CHL has the option to extend the Stated Maturity Date of such Note for one or more periods of one to five whole years (each such period, an "Extension Period") up to but not beyond the date (the "Final Stated Maturity Date") set forth in such Pricing Supplement.

  CHL may exercise such option with respect to a Note by notifying the Trustee of such exercise at least 45 but not more than 60 calendar days prior to the Stated Maturity Date of such Note in effect prior to the exercise of such option (the "Current Stated Maturity Date"). If CHL so notifies the Trustee of such exercise, not later than 40 calendar days prior to the Current Stated Maturity Date the Trustee will send by telegram, telex, facsimile transmission or letter (first class, postage prepaid) to the Holder of such Note a notice (the "Extension Notice") relating to such Extension Period, indicating (i) that CHL has elected to extend the Current Stated Maturity Date of such Note, (ii) the new Stated Maturity Date and the Final Stated Maturity Date, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the Extension Period, and (iv) the provisions, if any, for redemption by CHL during the Extension Period, including the date or dates on which, or the period or periods during which, and the price or prices at which such redemption may occur during the Extension Period. Upon the sending by the Trustee of an Extension Notice to the Holder of a Note, the Current Stated Maturity Date of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next two paragraphs, such Note will have the same terms as prior to the sending of such Extension Notice.

  Notwithstanding the foregoing, not later than 20 calendar days prior to the Current Stated Maturity Date of a Note, CHL may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by causing the Trustee to send by telegram, telex, facsimile transmission or letter (first class, postage prepaid) notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Current Stated Maturity Date is extended, and with respect to which the Holders of such Notes have not surrendered such Notes for repayment (or have validly revoked any such surrender) pursuant to the next paragraph, will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period.

  If CHL elects to extend the Current Stated Maturity Date of a Note, the Holder of such Note will have the option to elect repayment of such Note by CHL on the Current Stated Maturity Date at a price equal to the principal amount thereof plus any accrued interest to the Current Stated Maturity Date. In order for a Note to be so repaid on the Current Stated Maturity Date, the Holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Trustee shall be at least 25 but not more than 35 calendar days prior to the Current Stated Maturity Date. A Holder who has tendered a Note for repayment following receipt of an Extension Notice may revoke such tender for repayment by written notice to the Trustee received prior to 5:00 P.M., New York City time on the 10th calendar day prior to the Current Stated Maturity Date.

RENEWABLE NOTES

  If so indicated in the applicable Pricing Supplement, the term of all or any portion of a Note may be renewed beyond the Stated Maturity Date by the Holder in accordance with the procedures described in such Pricing Supplement.

COMBINATION OF PROVISIONS

  If so specified in the applicable Pricing Supplement, any Note may be subject to all of the provisions, or any combination of the provisions, described above under "--Reset Notes," "--Extension of Maturity" and "-- Renewable Notes."

BOOK-ENTRY NOTES

  CHL has established a depositary arrangement with DTC with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of such depositary arrangement will be described in the applicable Pricing Supplement.

  Upon issuance, all Book-Entry Notes having the same Specified Currency, Issue Date, Stated Maturity Date, redemption and/or repayment provisions, if any, reset and/or extension provisions, if any, Interest Payment Dates, if any, and, in the case of Fixed Rate Notes, interest rate or, in the case of Floating Rate Notes, Base Rate or Rates, Initial Interest Rate, Index Maturity, Interest Reset Dates, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, and/or Maximum Interest Rate, if any, will be represented by one or more global securities (each, a "Global Note"). Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, DTC, or such other depositary as is specified in the Pricing Supplement (the "Depositary"), and registered in the name of a nominee of such Depositary. Global Notes may not be transferred except as a whole by the applicable Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor of such Depositary or a nominee of such successor.

  Book-Entry Notes will not be exchangeable for Certificated Notes and, except under the limited circumstances described below, will not otherwise be issuable in definitive form.

  DTC has advised CHL and the Agents as follows:

    DTC will initially act as securities depositary for the Global Notes. The Global Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Global Note will be issued with respect to each $200,000,000 of principal amount of Notes.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with it. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of securities under DTC's system must be made by or through Direct Participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each security (a "beneficial owner") is in turn recorded on the Direct Participant's and Indirect Participant's records. Beneficial owners will not receive written confirmation from DTC of their purchase, but such beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

    To facilitate subsequent transfers, all securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners is governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to securities. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium, if any, and interest payments on the securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the applicable Paying Agent, or CHL, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of CHL or the applicable Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of Direct Participants and Indirect Participants.

    DTC may discontinue providing its services as securities depositary with respect to the Global Notes at any time by giving reasonable notice to CHL, the Trustee or the applicable Paying Agent. Under such circumstances, in the event that a successor securities depositary is not obtained, the Global Notes are required to be printed and delivered.

    CHL may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, the Global Notes will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that CHL believes to be reliable, but CHL takes no responsibility for the accuracy thereof.

  So long as the Depositary for a Global Note, or its nominee, is the registered owner of such Global Note, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Notes represented by such Global Note for all purposes under the Indenture governing such Book-Entry Notes. Except as set forth below, owners of beneficial interests in such Global Notes will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, those of the Participant through which such person owns its interests, in order to exercise any rights of a Holder under the Indenture or such Note. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

  Principal, premium, if any, and interest payments on Notes registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the Holder of the Global Note representing such Book-Entry Notes. None of CHL, the Guarantor, the Trustee, the Calculation Agent, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note for such Book-Entry Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  If the Depositary is at any time unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by CHL within 60 days or if an Event of Default under the Indenture has occurred and is continuing, CHL will issue Certificated Notes in exchange for the Global Note or Notes representing such Book-Entry Notes. In addition, CHL may at any time and in its sole discretion determine not to have any Notes in registered form represented by one or more Global Notes and, in such event, will issue Certificated Notes in exchange for all Global Notes representing such Notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery of Certificated Notes represented by such Global Note equal in principal amount to such beneficial interest and to have such Notes registered in its name.

REDEMPTION AND REPAYMENT

  If so specified in the applicable Pricing Supplement, CHL may at its option on and after the Initial Redemption Date, if any, set forth in a Note redeem such Note in whole or, from time to time, in part in increments of $1,000 (provided that any remaining principal amount thereof shall not be less than $100,000 (or such other amount in a foreign currency or currency unit as is specified in the applicable Pricing Supplement), or, if another minimum denomination is set forth in the applicable Pricing Supplement, then such minimum denomination) at the sum of (i) 100% of the unpaid principal amount thereof or the portion thereof redeemed (or, if such Note is an Original Issue Discount Security (as defined below), 100% of the Amortized Face Amount (as defined below), or portion thereof redeemed, determined as of the Redemption Date as provided below), plus (ii) the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount or the portion thereof redeemed (or, if such Note is an Original Issue Discount Security, the Issue Price thereof, net of any portion of such Issue Price which has been deemed paid prior to redemption (by reason of any payments, other than a payment of qualified stated interest, in excess of the original issue discount accrued to the date of such payment), or the portion of such Issue Price (or such net amount) proportionate to the portion of the unpaid principal amount of the Note redeemed), plus (iii) accrued but unpaid interest to the Redemption Date (or, if such Note is an Original Issue Discount Security, any accrued but unpaid interest to the Redemption Date but only to the extent such interest would constitute qualified stated interest within the meaning of Treasury Regulation Section 1.1273-1(c) under the Internal Revenue Code of 1986, as amended (the "Code"), as in effect on the date hereof). Such Initial Redemption Percentage shall decline at each anniversary of the Initial Redemption Date by an amount equal to the Annual Redemption Percentage Reduction, if any, specified in the applicable Pricing Supplement, until the Initial Redemption Percentage equals zero percent. CHL may exercise such option by causing the Trustee to mail a notice of such redemption to the Holder of such Note not less than 30 but not more than 60 days prior to the Redemption Date. In the event of redemption of such Note in part only, a new Note or Notes for the unredeemed portion thereof shall be issued in the name of the Holder thereof upon the cancellation thereof. If less than all of the Notes with like tenor and terms to such Note are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

  An "Original Issue Discount Security" means any Note that has been issued at an Issue Price lower, by an amount that equals or exceeds a de minimis amount (as determined under United States Federal income tax rules applicable to original issue discount instruments), than the principal amount thereof. The "Amortized Face Amount" of such Note shall be the amount equal to the sum of
(a) the Issue Price plus (b) the aggregate of the portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of such Note within the meaning of Section 1273(a)(2) of the Code, whether denominated as principal or interest, over the Issue Price of such Note) which shall theretofore have accrued pursuant to
Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the Issue Date of such Note to the date of determination, minus (c) any amount considered as part of the "stated redemption price at maturity" of such Note which has been paid on such Note from the Issue Date to the date of determination. If a Note is an Original Issue Discount Security, the amount payable in the event of acceleration of the maturity thereof shall be the Amortized Face Amount, plus accrued but unpaid qualified stated interest as defined in clause (iii) of the first sentence of the preceding paragraph.

  If so specified in the applicable Pricing Supplement, the Notes will be repayable by CHL in whole or in part at the option of Holders thereof on their respective Optional Repayment Dates specified in such Pricing Supplement. If no Optional Repayment Date is specified with respect to a Note, such Note will not be repayable at the option of the Holder thereof prior to the Stated Maturity Date. Any repayment in part will be in increments of $1,000 (provided that any remaining principal amount thereof shall be at least the minimum denomination). Unless otherwise specified in the applicable Pricing Supplement, the repayment price for any Note to be repaid means an amount equal to the sum of (i) 100% of the unpaid principal amount thereof or the portion to be repaid thereof (or if this Note is an Original Issue Discount Security, 100% of the Amortized Face Amount, or portion thereof to be repaid, determined as of the Repayment Date) plus (ii) accrued but unpaid interest to the Repayment Date (or, if this Note is an Original Issue Discount Security, any accrued but unpaid interest to the Repayment Date but only to the extent such interest would constitute qualified stated interest within the meaning of Treasury Regulation Section 1.1273-1(c)). For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its Corporate Trust Office (or such other address of which CHL shall from time to time notify the Holders) not more than 60 nor less than 30 days prior to the Repayment Date. Exercise of such repayment option by the Holder will be irrevocable, except as otherwise provided above under "--Reset Notes" and "--Extension of Maturity."

  While the Book-Entry Notes are represented by the Global Notes held by or on behalf of the Depositary, and registered in the name of the Depositary or the Depositary's nominee, the option for repayment may be exercised by the Depositary, acting on behalf of each applicable Participant who is, in turn, acting on behalf of the beneficial owners of the Global Note or Notes representing such Book-Entry Notes, by delivering a written notice substantially similar to the above mentioned form to the Trustee at its Corporate Trust Office (or such other address of which CHL shall from time to time notify the Holders), not more than 60 nor less than 30 days prior to the Repayment Date. Notices of elections from the Depositary must be received by the Trustee by 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Trustee on a particular day, the beneficial owner of the Global Note or Notes representing such Book-Entry Notes must so direct the applicable Participant before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of the Global Note or Notes representing Book-Entry Notes should consult the Participants through which they own their interest therein for the respective deadlines for such Participants. All instructions given to Participants from beneficial owners of Global Notes relating to the option to elect repayment shall be irrevocable, except as otherwise provided above under "--Reset Notes" and "--Extension of Maturity." In addition, at the time such instructions are given, such beneficial owners shall cause the applicable Participant to transfer such beneficial owner's interest in the Global Note or Notes representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "--Book-Entry Notes" above.

  CHL or CCI may purchase Notes in the open market by tender or contract. Notes so purchased may be held, resold or surrendered to the Trustee for cancellation.

  If applicable, CHL will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any such repayment.

GUARANTEES

  The Notes will be unconditionally guaranteed by CCI as to payment of principal, premium, if any, and interest, when and as the same shall become due and payable, whether at maturity or upon redemption or repayment or otherwise. See "Description of Debt Securities and Guarantees" in the accompanying Prospectus.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following is a general summary of the anticipated United States Federal income tax consequences of the purchase, ownership and disposition of Notes by United States Holders (as defined below). This discussion represents the opinion of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations) insofar as it relates to matters of United States federal income tax laws and legal conclusions with respect thereto. The summary is for general information only and is based on the Code, the Treasury Regulations promulgated or proposed thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

  The tax treatment of a holder of the Notes may vary depending upon the particular situation of the holder. The summary is limited to investors who will hold the Notes as "capital assets" within the meaning of Section 1221 of the Code and does not deal with holders in special tax situations (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. dollar, or holders who will hold Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes), who may be subject to special rules not discussed below. The summary does not apply to holders that are not United States Holders (defined below). The summary is applicable only to purchasers of Notes on original issue at the issue price (as defined below) and does not address other purchasers. The discussion below also does not address the effect of any state, local or foreign tax law on a holder of Notes. As used herein, the term "United States Holder" means an individual who is a citizen or resident of the United States, a partnership, corporation or other entity organized in or under the laws of the United States or any state thereof, an estate the income of which is subject to United States Federal income taxation regardless of its source, or a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust.

  The summary does not constitute, and should not be considered as, legal or tax advice to prospective holders of Notes. Each prospective holder of Notes should consult a tax advisor as to the particular tax consequences of holding Notes to such holder, including the applicability and effect of any state, local or foreign tax laws.

PAYMENTS OF INTEREST

  Interest on a Note, other than interest on a Discount Note (defined below under "Original Issue Discount") that is not a "qualified stated interest" payment (also as defined under "Original Issue Discount"), will be taxable to a holder as ordinary interest income at the time it is accrued or is received in accordance with the holder's regular method of accounting for tax purposes. If interest is paid in a Specified Currency other than U.S. dollars ("Foreign Currency"), the amount of interest income realized by a holder will be the U.S. dollar value of (a) in the case of a cash basis holder, the Foreign Currency received (based on the spot rate in effect on the date of receipt), or (b) in the case of an accrual basis holder, the Foreign Currency accrued during an interest accrual period, or partial interest accrual period (based on (i) the average exchange rate in effect during the accrual period, (ii) the spot rate on the last day of the accrual period or (iii) the spot rate on the payment date, if such date is within five business days of the last day of the accrual period), in each case, regardless of whether the payment is in fact converted into U.S. dollars. In the case of an accrual basis holder, at the time the interest accrued is received, the holder will realize exchange gain or loss, taxable as ordinary income or loss, equal to the difference, if any, between the amount of Foreign Currency received with respect to such accrual period (translated into U.S. dollars at the spot rate in effect on the date the interest is received) and the amount of interest on the Note included in income. The Federal income tax consequences of the disposition of Foreign Currency received as interest are described below under "--Exchange of Amounts in Foreign Currency."

ORIGINAL ISSUE DISCOUNT

  General. A Note will be treated as issued at an original issue discount (a "Discount Note") if the excess of the "stated redemption price at maturity" of the Note over its issue price (defined as the first price at which a substantial amount of Notes of the same issue is sold to the public) equals or exceeds a de minimis amount (generally 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity). "Stated redemption price at maturity" is the total of all payments provided by the Note that are not payments of "qualified stated interest." A "qualified stated interest" payment is a payment of stated interest that is unconditionally payable in cash or property (other than debt instruments of CHL) at least annually during the entire term of the Note, including short periods, with respect to a Floating Rate Note, at certain specified types of variable rates (as discussed below) or, with respect to a Fixed Rate Note, at a single fixed rate. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the intervals between payments. Stated interest that exceeds qualified stated interest is included in the Note's stated redemption price at maturity.

  Holders of Discount Notes having a maturity of more than one year from their date of issue will be required to include original issue discount in income as it accrues, which can result in recognition of income before the receipt of cash attributable to such income. The amount of original issue discount includable in income by the holder of such a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year or portion of the taxable year in which it holds such Discount Note ("accrued original issue discount"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the original issue discount that accrued in such period (the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and its yield to maturity, appropriately adjusted for the length of the period, over (b) the sum of the qualified stated interest payments, if any, payable during the accrual period). The "accrual period" for a Discount Note may be of any length and may vary in length over the term of a Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or the last day of an accrual period. The "adjusted issue price" of a Discount Note at the start of any accrual period is the sum of the issue price of the Note plus the accrued original issue discount for each prior accrual period minus any prior payments on the Note that were not qualified stated interest payments. Holders of Notes with a de minimis amount of original issue discount must include a proportionate amount of each payment of stated principal received in respect of the Notes in income as capital gain.

  Floating Rate Notes. If a Floating Rate Note that otherwise qualifies as a "variable rate debt instrument" under the applicable Treasury Regulations provides for stated interest at a single "qualified floating rate" or a single "objective rate" (each as defined in the Treasury Regulations) that is unconditionally payable in cash or property (other than debt instruments of CHL), or that will be constructively received, at least annually, then all payments of stated interest with respect to such Note will be "qualified stated interest." The amount of original issue discount (if any) with which such a
Note is issued will be determined under the rules discussed above by assuming that the Floating Rate Note pays stated interest at the appropriate fixed rate substitute (generally, the value, as of the Issue Date, of the floating rate, or in the case of certain Floating Rate Notes, a fixed rate that reflects the yield that is reasonably expected for such Notes).

  The Treasury Regulations provide additional rules for a Floating Rate Note that qualifies as a variable rate debt instrument and that provides for stated interest at more than one floating rate or at a fixed rate for a portion of its term. In certain cases, such a Floating Rate Note that is not issued at a discount may be deemed to bear original issue discount for Federal income tax purposes, with the result that inclusion of original issue discount in gross income for Federal income tax purposes may vary from the cash payments of interest received on such Note, generally accelerating income for cash method taxpayers. For example, under the Treasury Regulations, a Floating Rate Note may be a Discount Note where (a) it bears interest at a floating rate followed by another floating rate and, as of the Issue Date, the values of the two floating rates differ, or (b) it bears interest at a fixed rate followed by a floating rate (or vice versa) and, as of the Issue Date, the value of the floating rate differs from the fixed rate. The tax treatment of a United States Holder of a Floating Rate Note ultimately will depend upon the precise terms of the Notes offered; consequently, the proper tax treatment of such Notes will be more fully described in the applicable Pricing Supplement.

  A Floating Rate Note that does not qualify as a variable rate debt instrument may be subject to United States Treasury Regulations concerning the treatment of "contingent payment debt instruments" (the "contingent payment debt regulations"). For example, a Floating Rate Note will be subject to the contingent payment debt regulations if, among other things, it provides for either a minimum rate of interest or a maximum rate of interest that, in either case, is not fixed throughout its term and is reasonably expected, as of the Issue Date, to cause the yield on the Note to be significantly more or less than the yield determined without regard to the minimum or maximum rate of interest. If a Floating Rate Note is subject to the contingent debt regulations, then, inter alia, all gain and (subject to certain limitations) loss recognized by a United States Holder with respect to the Note would be ordinary, rather than capital, in nature and all United States Holders would be required to accrue interest income on the Note as original issue discount over the term of the Note based upon a projected payment schedule (subject to later adjustments) provided by CHL.

The tax treatment of a Floating Rate Note that is treated as a contingent payment debt instrument will be more fully described in the applicable Pricing Supplement.

  Any determination of the type described above made by CHL when a Note is issued may be subject to subsequent changes and clarifications of applicable law or to challenge by the Internal Revenue Service.

  Optional Redemption. For purposes of calculating the yield and maturity of a Note, an unconditional option of CHL or a Holder to redeem a Note prior to the Maturity Date will be presumed to be exercised if, by utilizing any date on which the Note may be redeemed as its maturity date and the amount payable on that date in accordance with the terms of the Note (the "redemption price") as its stated redemption price at maturity, the yield on the Note is lower than its yield to maturity in the case of an option exercisable by CHL (or, in the case of an option exercisable by a Holder, is greater than its yield to maturity). If such an option is not in fact exercised when presumed to be, solely for purposes of accruing original issue discount, the Note will be treated as if it were redeemed, and a new Note issued, on the presumed exercise date for an amount equal to its adjusted issue price on that date.

  Short-Term Notes. A Note that matures one year or less from the date of its issuance (a "Short-Term Note") will be treated as having been issued at an original issue discount equal to the excess of the total principal and interest payments on the Note over its issue price. In general, an individual or other cash basis holder of a Short-Term Note is not required to currently include in income accrued original issue discount for United States Federal income tax purposes unless it elects to do so. Accrual basis holders and certain other holders are required to include in income accrued original issue discount on Short-Term Notes on a straight-line basis unless an irrevocable election is made to include in income accrued original issue discount under the constant yield method (based on daily compounding). In the case of a holder not required and not electing to include accrued original issue discount in income currently, any gain realized on the sale or retirement of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, at the holder's irrevocable election, under a constant yield method, based on daily compounding) through the date of sale or retirement. A holder who is not required and does not elect to include in income accrued original issue discount on a Short-Term Note will be required to defer deduction of a portion of the holder's interest expense with respect to any indebtedness incurred or maintained to purchase or carry the Note.

  Foreign Currency Denominated Discount Notes. In the case of a Discount Note denominated in a Foreign Currency, for purposes of calculating original issue discount, a holder should: (i) calculate the amount and accrual of original issue discount in respect of the Note in the Foreign Currency; (ii) determine the U.S. dollar amount of original issue discount includable in income for each accrual period by translating the Foreign Currency amounts into U.S. dollars based on the average exchange rate in effect during that accrual period or based on the spot rate (A) on the last day of the relevant accrual period (or partial accrual period) or (B) on the payment date, if such date is within five business days of the last day of the accrual period; and (iii) recognize any Foreign Currency gain or loss when the original issue discount is received to the extent of the difference between the amount determined pursuant to clause
(ii) above and the U.S. dollar value of such payment determined by translating the Foreign Currency at the spot rate in effect on the date of payment. The Federal income tax consequences of the disposition of any Foreign Currency received are described below under "--Exchange of Amounts in Foreign Currency." For these purposes, all receipts with respect to a Note will be treated first as the receipt of periodic interest (determined under Section 1273 of the Code and the Treasury Regulations), second as payments of previously accrued original issue discount (to the extent thereof, with payments treated as made for the earliest accrual periods first), and thereafter as the receipt of principal.

NOTES PURCHASED AT A PREMIUM

  A holder that purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest may elect to treat that excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to interest on the Note will generally be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to that year. Any such election would apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and is irrevocable without the consent of the Internal Revenue Service. Amortizable bond premium on a Note denominated in a Foreign Currency will, if a holder so elects, reduce the amount of Foreign Currency interest income on the Note. An electing holder will recognize exchange gain or loss at the time it offsets the portion of the premium amortized with respect to any period against the interest income for such period, by treating such portion as a return of principal. Recently finalized U.S. Treasury Regulations, generally effective for bonds acquired on or after March 2, 1998 (or, if a taxpayer elects, to bonds held on or after the first day of the taxable year to which the election applies), generally will apply amortizable bond premium to reduce the amount of interest included in income on an "accrual period" basis, with certain carrybacks and carryforwards, and will also generally provide special rules for certain variable rate debt instruments.

ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

  A holder may elect to treat all interest on any Note as original issue discount and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is made for the year in which the holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service.

PURCHASE, SALE AND RETIREMENT OF THE NOTES

  A holder's tax basis in a Note generally will be its cost, increased by the amount of any original issue discount included in the holder's income with respect to the Note and reduced by the amount of any cash payments on the Note that are not qualified stated interest payments and by the amount of any amortizable bond premium applied to reduce interest on the Note. In the case of a Note denominated, and purchased, in a Foreign Currency, the holder's initial tax basis will be the U.S. dollar value of the Foreign Currency on the date of purchase of the Note (or, in certain circumstances, on the settlement date of the transaction).

  A holder will recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the holder's tax basis in the Note. The amount realized on a sale or retirement for an amount in a Foreign Currency will be the U.S. dollar value of that currency on the date of such sale or retirement (or, in certain circumstances, on the settlement date of the transaction).

  As a general rule (with the exception, among other things, of amounts attributable to accrued but unpaid interest, amounts attributable to changes in exchange rates, and amounts received with respect to certain Short-Term Notes), gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year. In the case of non-corporate U.S. Holders, such long-term capital gain generally will be subject to a maximum tax rate of 28% if the Note was held for more than one year but not more than 18 months, and a maximum tax rate of 20% if the Note was held for more than 18 months, in each case as of the time of the disposition. Legislation is currently pending which, if enacted, would make the 20% maximum tax rate available to non-corporate U.S. Holders for Notes held for more than one year. Gain or loss recognized by a holder on the sale or retirement of a Note denominated in a Foreign Currency will be treated as ordinary income or loss to the extent such gain or loss is attributable to changes in exchange rates. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

  If Treasury Regulations proposed on March 17, 1992 are finalized in their current form, certain United States Holders will be able to elect to apply mark-to-market treatment to all foreign currency denominated financial transactions they enter into, including a Note denominated in a Foreign Currency, for purposes of determining the amount and timing of foreign currency gain or loss to be recognized on the Notes. Under these proposed regulations, similar non-elective rules will apply with respect to the determination of foreign currency gain or loss on Notes denominated in certain hyperinflationary currencies.

EXCHANGE OF AMOUNTS IN FOREIGN CURRENCY

  Foreign Currency received on the sale or retirement of a Note will generally have a tax basis equal to the U.S. dollar value of that currency at the time of such sale or retirement. Foreign Currency received as interest on a Note will have a tax basis equal to its U.S. dollar value on the date such interest was received. Foreign Currency which is purchased generally will have a tax basis equal to the U.S. dollar cost of acquisition. Any gain or loss recognized on a sale or other disposition of Foreign Currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss. Accordingly, a holder that converts U.S. dollars to a Foreign Currency and immediately uses that Foreign Currency to purchase a Note denominated in the same currency normally will not recognize gain or loss in connection with such conversion and purchase. However, a holder that purchases a Note with previously owned Foreign Currency may recognize ordinary income or loss in an amount equal to the difference between the holder's tax basis in the Foreign Currency and the U.S. dollar value of the Note on the date of purchase.

BACKUP WITHHOLDING

  A holder of a Note may be subject to backup withholding at a rate of 31% with respect to payments of principal and any premium or interest (including original issue discount) made on the Note or the proceeds of a sale or exchange of the Note before maturity unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies that the holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A holder of a Note that does not provide CHL, or its agent, with a correct taxpayer identification number or an adequate basis for exemption may be subject to penalties imposed by the Internal Revenue Service. The backup withholding tax is not an additional tax and will generally be credited against a holder's United States Federal income tax liability provided the required information is furnished to the Internal Revenue Service.

  On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                         PLAN OF DISTRIBUTION OF NOTES

  Under the terms of a Selling Agency Agreement (the "Agency Agreement"), the Notes are offered on a continuous basis by CHL through Lehman Brothers Inc., Chase Securities Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., NationsBanc Montgomery Securities LLC, Salomon Brothers Inc and Countrywide Securities Corporation (the "Agents"), each of which has agreed to use its reasonable best efforts to solicit purchases of the Notes. CHL will pay to each Agent a commission, in the form of a discount, ranging from .125% to .750% of the principal amount of any Note (or in the case of any Original Issue Discount Security, the price to the public), depending on its maturity, sold through such Agent, except that the commission payable by CHL to the Agents with respect to Notes with maturities of greater than 30 years will be negotiated at the time CHL issues such Notes. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by such Agent.

  CHL will have the sole right to accept offers to purchase Notes and may reject any such offer in whole or in part. CHL also may sell Notes to an Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of such resale, as determined by such Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed public offering price. CHL reserves the right to sell Notes from time to time directly on its own behalf to investors or through other agents, dealers or underwriters; if CHL grants any discount or pays any commission to such persons, such discount or commission will be disclosed in the applicable Pricing Supplement.

  In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and such discount allowed to any dealer may be all or part of the discount to be received by such Agent from CHL. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at fixed prices or at varying prices as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold on a fixed price basis), concession and discount may be changed.

  Payment of the purchase price of the Notes will be required to be made in immediately available funds in The City of New York on the date of settlement. See "Description of Notes--General."

  Until the distribution of the Notes is completed, rules of the Securities and Exchange Commission may limit the ability of the Agents and certain selling group members to bid for and purchase the Notes. As an exception to these rules, the Agents are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

  If the Agents create a short position in the Notes in connection with the offering (i.e., if they sell more Notes than are set forth on the cover page of this Prospectus Supplement or the applicable Pricing Supplement) the Agents may reduce that short position by purchasing Notes in the open market.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  None of CHL, CCI or any of the Agents makes any representation or prediction as to the direction or magnitude or any effect that the transactions described above may have on the price of the Notes. In addition, none of CHL, CCI or any of the Agents makes any representation that the Agents will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). CHL and CCI have agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments an Agent may be required to make in respect thereof. CHL and CCI have agreed to reimburse the Agents for certain expenses, including fees and disbursements of counsel to the Agents.

  CHL has been advised by the Agents that they may from time to time purchase and sell Notes in the secondary market, but that they are not obligated to do so. No assurance can be given that there will be a secondary market for the Notes or liquidity in the secondary market if one develops.

  The distribution of the Notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

                               VALIDITY OF NOTES

  The validity of the Notes will be passed upon for CHL and CCI by Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, New York, New York. The statements under "Federal Income Tax Consequences," to the extent they constitute statements of law, are set forth herein in reliance upon the opinion of Fried, Frank, Harris, Shriver & Jacobson. Edwin Heller (whose professional corporation retired as a partner of Fried, Frank, Harris, Shriver & Jacobson in September 1996) is of counsel to Fried, Frank, Harris, Shriver & Jacobson and is a director of CCI. Brown & Wood LLP, New York, New York will serve as counsel to the Agents. Brown & Wood LLP also serves as counsel for CWMBS, Inc. and CWABS, Inc., each a wholly owned subsidiary of CCI, in connection with offerings of mortgage-backed and asset-backed securities.

PROSPECTUS

                            LOGO COUNTRYWIDE/(SM)/
                            ----------------------
                            CREDIT INDUSTRIES, INC.

               COMMON STOCK, PREFERRED STOCK AND DEBT SECURITIES

                         COUNTRYWIDE HOME LOANS, INC.

                                DEBT SECURITIES
              PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST
                         UNCONDITIONALLY GUARANTEED BY
                      COUNTRYWIDE CREDIT INDUSTRIES, INC.

                                ---------------

  Countrywide Credit Industries, Inc. (the "Company" or "CCI") may offer, from time to time, together or separately, (i) shares of its common stock, $.05 par value per share (the "Common Stock"), (ii) shares of its preferred stock, $.05 par value per share (the "Preferred Stock") and (iii) debt securities (the "Company Debt Securities"), in each case, in amounts, at prices and on the terms to be determined at the time of the offering. In addition, Countrywide Home Loans, Inc., a wholly owned subsidiary of the Company ("CHL"), may offer, from time to time, its debt securities (the "CHL Debt Securities", and together with the Company Debt Securities, the "Debt Securities"), which will be unconditionally guaranteed (the "Guarantees") as to payment of principal, premium, if any, and interest by the Company (in its capacity as guarantor, the "Guarantor"), in the amounts, at prices and on the terms to be determined at the time of the offering. The Common Stock, Preferred Stock and Debt Securities are collectively called the "Securities."

  The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will have an aggregate public offering price of up to $2,000,000,000 (or the equivalent thereof, based on the applicable exchange rate at the time of sale, in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company or CHL, as the case may be). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Common Stock, the aggregate number of shares offered, the public offering price and other terms of the offering and sale thereof, (ii) in the case of Preferred Stock, the specific title, the aggregate number of shares offered, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other securities, and the public offering price and other terms of the offering and sale thereof and
(iii) in the case of Debt Securities, the specific title, the aggregate principal amount, aggregate offering price, the denomination, the maturity, the premium, if any, the interest rate (which may be fixed, floating or adjustable), if any, the time and method of calculating payment of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currency in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or CHL, as the case may be, or repayment at the option of the holder, any sinking fund provisions, the terms (in the case of Company Debt Securities) for any conversion or exchange into other securities, any other special terms, and the public offering price and other terms of the offering and sale thereof. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

  The Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the trading symbol "CCR." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchanges, subject to official notice of issuance.

  Unless otherwise specified in a Prospectus Supplement, the Debt Securities and any Guarantees, when issued, will be unsecured and unsubordinated obligations of the Company or CHL, as the case may be, and will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company or CHL, as the case may be.

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                                ---------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION, NOR HAS THE SECURI-
  TIES  AND EXCHANGE COMMISSION  OR ANY  STATE SECURITIES COMMISSION  PASSED
   UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
    THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

  The Securities may be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities.

                                ---------------
                 The date of this Prospectus is July 16, 1998.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SECURITIES OFFERED HEREBY TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information as of particular dates concerning its directors and officers and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at its principal office in Washington, D.C. at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) from which such reports, proxy statements and other information concerning the Company may be obtained. The Common Stock is listed on the New York and Pacific Stock Exchanges. Reports, proxy material and other information concerning securities of the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York; and the Pacific Stock Exchange, Inc., 115 Sansome Street, San Francisco, California.

  This Prospectus constitutes a part of the Registration Statement on Form S-3 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") filed by the Company and CHL with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and the accompanying Prospectus Supplement omit certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information with respect to the Company, CHL and the Securities, reference is made to the Registration Statement, including the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete, and, with respect to each such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the copy of the document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  There is incorporated herein by reference the following documents of the Company heretofore filed by it with the Commission: Annual Report on Form 10-K for the year ended February 28, 1998; and Quarterly Report on Form 10-Q for the quarter ended May 31, 1998.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus or any Prospectus Supplement and prior to the termination of the offering of the Securities are incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

  The Company will provide without charge to each person to whom this Prospectus or any Prospectus Supplement is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus or any Prospectus Supplement incorporates). Requests for copies of such documents should be directed to Countrywide Credit Industries, Inc., 4500 Park Granada, Calabasas, California 91302, telephone (818) 225-3000, Attention: Investor Relations.

                              THE COMPANY AND CHL

COUNTRYWIDE CREDIT INDUSTRIES, INC.

  Founded in 1969, Countrywide Credit Industries, Inc. (the "Company," "CCI" or, in its capacity as guarantor of the CHL Debt Securities (as defined below), the "Guarantor") is a holding company which through its principal subsidiary, CHL, is engaged primarily in the mortgage banking business, and as such originates, purchases, sells and services mortgage loans. The Company's mortgage loans are principally prime credit quality first-lien mortgage loans secured by single- (one- to four-) family residences ("Prime mortgages"). The Company also offers home equity loans both in conjunction with newly produced Prime mortgages and as a separate product. In addition, the Company offers sub-prime credit quality first-lien single-family mortgage loans ("Sub-prime loans").

  The Company, through its other wholly owned subsidiaries, offers products and services complementary to its mortgage banking business. Countrywide Agency, Inc. acts as an agent in the sale of insurance, including homeowners, fire, flood, earthquake, auto, annuities, home warranty, life and disability, to CHL's mortgagors and others. LandSafe, Inc., and its subsidiaries, acts as a title insurance agent and provides escrow, credit reporting and home appraisal services. LandSafe, Inc. also offers title insurance commitments and policies, settlement services and property profiles to realtors, builders, consumers, mortgage brokers and other financial institutions. Second Charter Reinsurance Corporation, into which Charter Reinsurance Corporation was merged on October 1, 1997, partially reinsures mortgage loans originated by the Company that are insured by those mortgage insurance companies with which this subsidiary has entered into a reinsurance agreement. CTC Foreclosure Services Corporation serves as trustee under deeds of trust in connection with foreclosures on loans in the Company's servicing portfolio in California and other states. Countrywide Tax Services Corporation provides tax services to ensure that property taxes are paid current at origination and throughout the life of the loan. Countrywide Servicing Exchange, a national servicing brokerage and consulting firm, acts as an agent facilitating transactions between buyers and sellers of bulk servicing contracts. Countrywide Securities Corporation is a securities broker-dealer that trades securities, including mortgage-backed securities and other mortgage-related assets, with broker-dealers and institutional investors. Countrywide Financial Services, Inc. (formerly Leshner Financial Services, Inc.) operates as a fund manager and service provider for unaffiliated mutual funds, broker-dealers, investment advisors and fund managers. The Company also has two subsidiaries, CWMBS, Inc. and CWABS, Inc., through which the Company issues mortgage- and asset-backed securities that are backed by Prime mortgage loans, Sub-prime loans or home equity loans.

  The Company is a Delaware corporation, and was originally incorporated in New York under the name of OLM Credit Industries, Inc. Its principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

COUNTRYWIDE HOME LOANS, INC.

  CHL, the principal subsidiary of the Company, is engaged primarily in the mortgage banking business and as such originates, purchases, sells, and services mortgage loans. CHL's mortgage loans are principally Prime mortgages. CHL also offers home equity loans, both in conjunction with newly produced Prime mortgages and as a separate product, and Sub-prime loans. The principal sources of revenue of CHL are: (i) loan origination fees, (ii) gains from the sale of loans, if any, (iii) interest earned on mortgage loans during the period that they are held by CHL pending sale, net of interest paid on funds borrowed to finance such mortgage loans, (iv) loan servicing fees and (v) interest benefit derived from the custodial balances associated with CHL's servicing portfolio.

  CHL produces mortgage loans through three separate divisions. The Consumer Markets Division originates Prime mortgages, home equity loans and Sub-prime loans using direct contact with consumers through its nationwide network of retail branch offices, its telemarketing systems and its site on the World Wide Web. The Wholesale Division produces Prime mortgages, home equity loans and Sub-prime loans through mortgage brokers and other financial intermediaries. Through the Correspondent Division, CHL purchases loans from other mortgage bankers, commercial banks, savings and loan associations, credit unions and other financial intermediaries. CHL customarily sells substantially all loans that it originates or purchases. To guarantee timely and full payment of principal and interest on Federal National Mortgage Association securities, Federal Home Loan Mortgage Corporation securities and Government National Mortgage Association securities and to transfer credit risk of the loans, CHL pays guarantee fees to these agencies.

  CHL services on a non-recourse basis substantially all of the mortgage loans that it originates or purchases pursuant to servicing agreements with investors in the loans. In addition, CHL purchases bulk servicing contracts also on a non-recourse basis to service single-family residential mortgage loans originated by other lenders. Servicing mortgage loans includes collecting and remitting loan payments, answering questions from customers, making advances when required, accounting for principal and interest, holding custodial (impound) funds for payment of property taxes and hazard insurance, making any physical inspections of the property, counseling delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults and generally administering the loans. CHL receives a fee for servicing mortgage loans ranging generally from 1/4% to 1/2% per annum on the declining principal balances of the loans. CHL has sold, and may sell in the future, a portion of its portfolio of loan servicing rights to other mortgage servicers.

  CHL's principal financing needs are the financing of loan funding activities and the investment in servicing rights. To meet these needs, CHL currently utilizes commercial paper supported by its revolving credit facility, medium-term notes, mortgage repurchase agreements, subordinated notes, pre-sale funding facilities and cash flows from operations. In the past, CHL has utilized whole loan repurchase agreements, servicing-secured bank facilities, private placements of unsecured notes and other financings, direct borrowings from its revolving credit facility and contributions from the Company of the proceeds of public offerings of preferred and common stock.

  CHL is a New York corporation, originally incorporated in 1969. Its principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

                                USE OF PROCEEDS

  Except as may be otherwise stated in any Prospectus Supplement, the Company and/or CHL intend to use the net proceeds from the sale of the Securities for general corporate purposes, which may include retirement of indebtedness of the Company or CHL and investment in servicing rights through the current production of loans and the bulk acquisition of contracts to service loans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The consolidated financial data with respect to CCI set forth below for each of the five fiscal years in the period ended February 28, 1998 has been derived from, and should be read in conjunction with, the related audited financial statements and accompanying notes incorporated by reference herein. See "Incorporation of Certain Documents by Reference." The consolidated financial information presented below as of and for the three-month periods ended May 31, 1998 and May 31, 1997 is unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation have been included. The results of operations for the three-month period ended May 31, 1998 are not necessarily indicative of the results of operations that may be expected for the full year.

                            THREE MONTHS ENDED
                                 MAY 31,                        YEARS ENDED FEBRUARY 28(29),
                          -----------------------  -----------------------------------------------------------
                             1998         1997        1998         1997        1996        1995        1994
                          -----------  ----------  -----------  ----------  ----------  ----------  ----------
                                   (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
SELECTED STATEMENT OF
 EARNINGS DATA:
Revenues:
 Loan origination fees..  $   138,770  $   53,499  $   301,389  $  193,079  $  199,724  $  203,426  $  379,533
 Gain (loss) on sale of
  loans.................      159,027      90,235      417,427     247,450      92,341     (41,342)     88,212
                          -----------  ----------  -----------  ----------  ----------  ----------  ----------
  Loan production reve-
  nue...................      297,797     143,734      718,816     440,529     292,065     162,084     467,745
 Interest earned........      179,952      82,180      440,058     350,263     308,449     249,560     300,999
 Interest charges.......     (168,420)    (81,834)    (424,341)   (316,705)   (281,573)   (205,464)   (219,898)
                          -----------  ----------  -----------  ----------  ----------  ----------  ----------
  Net interest income....      11,532         346       15,717      33,558      26,876      44,096      81,101
 Loan servicing income..      242,691     214,315      907,674     773,715     620,835     460,351     326,695
 Amortization and
  impairment/recovery of
  mortgage servicing
  rights................     (149,342)    (25,956)    (561,804)   (101,380)   (342,811)    (95,768)   (242,177)
 Servicing hedge benefit
  (expense).............          631     (44,743)     232,959    (125,306)    200,135     (40,030)     73,400
 Less write-off of ser-
  vicing hedge..........          --          --           --          --          --      (25,600)        --
                          -----------  ----------  -----------  ----------  ----------  ----------  ----------
  Net loan administration
  income................       93,980     143,616      578,829     547,029     478,159     298,953     157,918
 Commissions, fees and
  other income..........       46,956      30,949      138,217      91,346      63,642      40,650      48,816
 Gain on sale of subsid-
  iary..................          --          --        57,381         --          --          --          --
 Gain on sale of servic-
  ing...................          --          --           --          --          --       56,880         --
                          -----------  ----------  -----------  ----------  ----------  ----------  ----------
    Total revenues........    450,265     318,645    1,508,960   1,112,462     860,742     602,663     755,580
                          -----------  ----------  -----------  ----------  ----------  ----------  ----------
Expenses:
 Salaries and related
  expenses..............      146,487      88,041      424,321     286,884     229,668     199,061     227,702
 Occupancy and other of-
  fice expenses.........       62,677      38,066      184,338     129,877     106,298     102,193     101,691
 Guarantee fees.........       44,667      42,576      172,692     159,360     121,197      85,831      57,576
 Marketing expenses.....       14,515      10,320       42,320      34,255      27,115      23,217      26,030
 Other operating
  expenses..............       33,142      24,939      119,743      80,188      50,264      37,016      43,481
 Branch and
  administrative office
  consolidation costs...          --          --           --          --          --        8,000         --
                          -----------  ----------  -----------  ----------  ----------  ----------  ----------
    Total expenses........    301,488     203,942      943,414     690,564     534,542     455,318     456,480
                          -----------  ----------  -----------  ----------  ----------  ----------  ----------
Earnings before income
 taxes..................      148,777     114,703      565,546     421,898     326,200     147,345     299,100
Provision for income
 taxes..................       58,023      44,734      220,563     164,540     130,480      58,938     119,640
                          -----------  ----------  -----------  ----------  ----------  ----------  ----------
Net earnings............  $    90,754  $   69,969  $   344,983  $  257,358  $  195,720  $   88,407  $  179,460
                          ===========  ==========  ===========  ==========  ==========  ==========  ==========
Per Share Data:
 Basic .................  $      0.82  $     0.66  $      3.21  $     2.50  $     1.99  $     0.97  $     2.02
 Diluted................         0.78        0.64         3.09        2.44        1.95        0.96        1.97
 Cash dividends per
  share.................         0.08        0.08         0.32        0.32        0.32        0.32        0.29
Weighted Average Shares
 outstanding:
 Basic..................      110,127     106,257      107,491     103,112      98,352      91,240      88,792
 Diluted................      116,543     109,257      111,526     105,677     100,270      92,087      90,501
                          ===========  ==========  ===========  ==========  ==========  ==========  ==========
SELECTED BALANCE SHEET
 DATA AT END OF PERIOD:
Mortgage loans and mort-
 gage-backed securities
 shipped and held for
 sale...................  $ 6,013,739  $4,580,769  $ 5,292,191  $2,579,972  $4,740,087  $2,898,825  $3,714,261
Total assets............   13,621,695   9,855,740   12,219,181   7,689,090   8,321,652   5,589,138   5,602,884
Short-term debt.........    4,673,035   4,240,271    4,043,774   2,567,420   4,423,738   2,664,006   3,111,945
Long-term debt..........    4,514,500   2,785,661    4,195,732   2,367,661   1,911,800   1,499,306   1,197,096
Common shareholders' eq-
 uity...................    2,211,476   1,682,969    2,087,943   1,611,531   1,319,755     942,558     880,137
                          ===========  ==========  ===========  ==========  ==========  ==========  ==========
OPERATING DATA (DOLLAR
 AMOUNTS IN MILLIONS):
Loan servicing portfolio
 (at period end)(1).....  $   191,587  $  163,466  $   182,889  $  158,585  $  136,835  $  113,111  $   84,678
Volume of loans pro-
 duced..................       20,876       9,360       48,772      37,811      34,584      27,866      52,459
Ratio of earnings to
 fixed charges(2).......         1.87        2.37         2.30        2.30        2.13        1.69        2.32

--------
(1) Includes warehoused loans and loans under subservicing agreements.
(2) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before Federal income taxes, plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expenses which is considered to be representative of the interest factor (one-third of operating leases).

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of 240,000,000 shares of Common Stock, par value $.05 per share, and 1,500,000 shares of Preferred Stock, par value $.05 per share. The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is part and the certificate of designations which will be filed with the Commission in connection with any offering of Preferred Stock.

COMMON STOCK

  As of June 1, 1998, 110,613,045 shares of Common Stock were issued and outstanding and there were 2,466 holders of record of the Common Stock. Each holder of record of Common Stock is entitled to one vote per share on all matters submitted to a vote of holders. Dividends may be paid to the record holders of Common Stock when, as and if declared by the Board of Directors of the Company (the "Board of Directors"), out of funds legally available therefor, and each share of Common Stock is entitled to share equally therein and in other distributions to holders of Common Stock, including distributions upon liquidation, dissolution or winding up of the Company. The Common Stock carries no preemptive rights, conversion or subscription rights, redemption provisions, sinking fund provisions or cumulative voting rights.

PREFERRED STOCK PURCHASE RIGHTS

  In February 1988, the Board of Directors declared a dividend distribution of one preferred stock purchase right ("Right") for each outstanding share of the Common Stock. As the result of stock splits and stock dividends, 0.399 of a Right is presently associated with each outstanding share of Common Stock and the same fraction of a Right will be associated with each share of Common Stock issued prior to the Distribution Date (as defined below). Each Right, when exercisable, entitles the holder to purchase from the Company one one-hundredth of a share of Series A Participating Preferred Stock, par value $0.05 per share, of the Company (the "Series A Preferred Stock"), at a price of $145, subject to adjustments in certain cases to prevent dilution.

  The Rights are evidenced by the Common Stock certificates and are not exercisable or transferable, apart from the Common Stock, until the date (the "Distribution Date") of the earlier of a public announcement that a person or group, without prior consent of the Company, has acquired 20% or more of the Common Stock (an "Acquiring Person"), or ten days (subject to extension by the Board of Directors) after the commencement of a tender offer made without the prior consent of the Company.

  In the event a person becomes an Acquiring Person, then each Right (other than those owned by the Acquiring Person) will entitle its holder to purchase, at the then current exercise price of the Right, that number of shares of Common Stock, or the equivalent thereof, which, at the time of such transaction, would have a market value of two times the exercise price of the Right. The Board of Directors may delay the exercisability of the Rights during the period in which they are exercisable only for Series A Preferred Stock (and not Common Stock).

  In the event that, after a person has become an Acquiring Person, the Company is acquired in a merger or other business combination, as defined for the purposes of the Rights, each Right (other than those held by the Acquiring Person) will entitle its holder to purchase, at the then current exercise price of the Right, that number of shares of Common Stock, or the equivalent thereof, of the other party (or publicly traded parent thereof) to such merger or business combination which at the time of such transaction would have a market value of two times the exercise price of the Right. The Rights expire on the earlier of February 28, 2002, the consummation of certain merger transactions or the optional redemption by the Company prior to any person becoming an Acquiring Person.

PREFERRED STOCK

  Certain terms of any series of Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of Preferred Stock. The Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such Preferred Stock. At the time that any series of Preferred Stock is authorized, the Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of such series, as well as the number of shares constituting such series and the designation thereof.

  The only series of Preferred Stock currently authorized by the Board of Directors for issuance is the Series A Preferred Stock in connection with the exercise of Rights. See "--Preferred Stock Purchase Rights."

  The Board of Directors could, without stockholder approval, cause the Company to issue Preferred Stock which has voting, conversion and other rights which could adversely affect the holders of Common Stock or make it more difficult to effect a change in control of the Company. The Preferred Stock could be used to dilute the stock ownership of persons seeking to obtain control of the Company and thereby hinder a possible takeover attempt which, if stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to the stockholders of the Company. In addition, the Preferred Stock could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of Common Stock.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE
COMPANY

  In addition to the Rights described above under "--Preferred Stock Purchase Rights" and the terms of any Preferred Stock that the Company may determine to issue as described above under "--Preferred Stock," certain other provisions of the Certificate of Incorporation and the Company's Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Certificate of Incorporation (i) provides for a three-year staggered Board of Directors, vacancies on which shall be filled by the Board of Directors and whose members may be removed only for cause and only by the vote of the holders of two-thirds of the outstanding shares of Common Stock, (ii) limits the Company's power to purchase shares of voting stock of the Company (capital stock having the right to vote generally on matters relating to the Company and any security which is convertible into such stock) from a five percent holder at a price in excess of its fair market value, unless such purchase is approved by a majority of these shares (unless a greater vote is required by law), excluding the vote of such five percent holder, (iii) prohibits action by written consent of the stockholders and (iv) provides that the Company's Bylaws may be amended by the Board of Directors or, with certain exceptions, a vote of two-thirds of the voting shares and further provides that a two-thirds vote of all voting shares of the Company is required to amend the provisions of the Certificate of Incorporation referred to in this sentence, unless such amendment has been approved by two-thirds of the Board of Directors and a majority of the continuing directors (directors who became members of the Board of Directors prior to the time when any stockholder who beneficially owns ten percent of the outstanding shares first became a ten percent stockholder). The Company's Bylaws provide that special meetings of the stockholders may be called only by the directors and limits the business which may be transacted at such meetings to those matters set forth in the request of the proposed meeting.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is The Bank of New
York.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

  The following description of the terms of the Company Debt Securities and the terms of the CHL Debt Securities sets forth certain general terms and provisions of such Debt Securities. To the extent any terms described below apply specifically to the Company Debt Securities or the CHL Debt Securities, specific references to "Company Debt Securities" or "CHL Debt Securities" will be made; otherwise, references to "Debt Securities" shall be deemed to apply to both the Company Debt Securities and the CHL Debt Securities. The extent, if any, to which such general provisions do not apply to the Debt Securities offered by any Prospectus Supplement will be described in such Prospectus Supplement.

  The Company Debt Securities are to be issued under an Indenture, as amended, supplemented or modified from time to time (the "Company Indenture"), between the Company and The Bank of New York, as trustee (in such capacity, the "Company Trustee"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each series of Company Debt Securities issued pursuant to the Company Indenture will be issued pursuant to an amendment or supplement thereto in the form of a supplemental indenture or pursuant to an Officers' Certificate, in each case delivered pursuant to resolutions of the Board of Directors of the Company and in accordance with the provisions of Section 301 or Article Ten of the Company Indenture, as the case may be. The terms of the Company Debt Securities include those stated in the Company Indenture and those made a part of the Company Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Company Debt Securities are subject to all such terms and the holders of Company Debt Securities are referred to the Company Indenture and the TIA for a statement of such terms.

  The CHL Debt Securities are to be issued under the Indenture dated as of January 1, 1992, as amended, supplemented or modified from time to time, including by Supplemental Indenture No. 1 thereto, dated as of June 15, 1995 (the "CHL Indenture", and together with the Company Indenture, the "Indentures") among CHL, the Guarantor and The Bank of New York, as Trustee (in such capacity, the "CHL Trustee," and together with the Company Trustee, the "Trustees"), which is incorporated by reference in the Registration Statement of which this Prospectus forms a part. Each series of CHL Debt Securities issued pursuant to the CHL Indenture will be issued pursuant to an amendment or supplement thereto in the form of a supplemental indenture or pursuant to an Officers' Certificate, in each case delivered pursuant to resolutions of the Board of Directors of CHL and in accordance with the provisions of Section 301 or Article Ten of the CHL Indenture, as the case may be. The terms of the CHL Debt Securities include those stated in the CHL Indenture and those made part of the CHL Indenture by reference to the TIA. The CHL Debt Securities are subject to all such terms and the holders of CHL Debt Securities are referred to the CHL Indenture and the TIA for a statement of such terms.

  The following summaries of certain provisions of each Indenture and the Debt Securities are not complete and are qualified in their entirety by reference to the provisions of each Indenture, including the definitions of capitalized terms used herein without definition. Numerical references in parentheses are to sections in the applicable Indenture and unless otherwise indicated capitalized terms have the meanings given them in the applicable Indenture.

GENERAL

  Neither Indenture limits the aggregate principal amount of Debt Securities that may be issued from time to time in series. (Section 301)

  The Company Debt Securities will constitute unsecured and unsubordinated indebtedness of the Company and will rank pari passu in right of payment with the Company's other unsecured and unsubordinated indebtedness.

  Substantially all the Company's operations are conducted through subsidiaries, and any right of the Company to receive assets of any of its subsidiaries upon the liquidation or recapitalization of any such subsidiary (and the consequent right of holders of the Company Debt Securities, or the holders of the CHL

Debt Securities looking to the Guarantees for repayment thereof, to participate in those assets) will be subject to the claims of such subsidiary's creditors, except to the extent that the Company itself is recognized as a creditor of such subsidiary. Even if the Company is recognized as a creditor of a subsidiary, the Company's claims would still be subject to any security interests in the assets of such subsidiary and any indebtedness or other liability of such subsidiary that is senior to the Company's claims. Accordingly, by operation of the foregoing principles, the Company Debt Securities and the Guarantees will effectively be subordinated to all indebtedness and other liabilities, including trade accounts payable, of the Company's subsidiaries. "Holder" means a person in whose name a Debt Security is registered in the related Security Register.

  The CHL Debt Securities will constitute unsecured and unsubordinated indebtedness of CHL and will rank pari passu in right of payment with CHL's other unsecured and unsubordinated indebtedness. A substantial portion of the assets of CHL may be pledged under various credit agreements among CHL and various lending institutions. See Note D to the Company's Consolidated Financial Statements incorporated by reference herein.

  Reference is made to the Prospectus Supplement and pricing supplement, if any, relating to the particular series of Debt Securities offered thereby for a description of the terms of such Debt Securities in respect of which this Prospectus is being delivered, including, where applicable: (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities; (iii) the date or dates (or the method or methods, if any, by which such date or dates shall be determined or extended) on which the principal of such Debt Securities is payable; (iv) any places other than the issuer's office or agency in The City of New York where such Debt Securities shall be payable or surrendered for registration of transfer or exchange; (v) the denominations in which such Debt Securities shall be issuable; (vi) the currency of denomination of such Debt Securities, which may be in U.S. dollars, any foreign currency or currency unit, including European Currency Units ("ECU"), and, if applicable, certain other information relating to such foreign currency or currency unit; (vii) the designation of the currency or currencies in which payment of the principal of, premium, if any, and interest on such Debt Securities will be made and whether payment of the principal of, premium, if any, or the interest on Debt Securities designated in a foreign currency or currency unit, at the election of a holder thereof, may instead be payable in U.S. dollars and the terms and conditions upon which such election may be made;
(viii) the rate or rates (which may be fixed or floating), if any, at which such Debt Securities will bear interest (or the method or methods, if any, by which such rate or rates are to be determined or reset), the date or dates, if any, from which such interest will accrue (or the method or methods, if any, by which such date or dates shall be determined or reset), the dates on which such interest will be payable, the record date for the interest payable on any interest payment date, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months; (ix) the terms and conditions, if any, on which such Debt Securities may be redeemed at the option of the Company or CHL, as the case may be, or repaid at the option of the Holders thereof; (x) the obligation, if any, of the Company or CHL, as the case may be, to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provisions, and the terms and conditions on which such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (xi) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of acceleration of the maturity thereof; (xii) provisions, if any, for the defeasance of such Debt Securities; (xiii) the ability, if any, of the Holder of a Debt Security to renew all or any portion of a Debt Security; (xiv) any additional Events of Default or restrictive covenants provided for with respect to such Debt Securities; (xv) the obligation, if any, of the Company to permit the conversion or exchange of any Company Debt Securities into or for other securities and the terms and conditions upon which such conversion or exchange shall be effected (including, without limitation, the initial conversion or exchange price or rate, the conversion or exchange period, any adjustment of the applicable conversion or exchange price and any requirements relative to the reservation of such other securities for purposes of conversion or exchange); (xvi) any other terms not inconsistent with the applicable Indenture, including any terms which may be required by or advisable under United States laws or regulations; (xvii) if such Debt Securities are denominated or payable in a currency or currency unit other than U.S. dollars, the designation of the initial Exchange Rate Agent and, if other than as set forth in the applicable Indenture, the definition of the

"Exchange Rate"; and (xviii) the form of such Debt Securities and, if in global form, the name of the depositary with respect thereto and the terms upon which and the circumstances under which such Debt Securities may be exchanged. (Section 301)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form without coupons. Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 or any integral multiple thereof unless otherwise provided in the Prospectus Supplement relating thereto. (Section 302) The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign currency or currency unit will specify the denominations thereof.

  The Indentures do not contain any provisions that would limit the ability of the Company, CHL or any of their respective affiliates to incur indebtedness (secured or unsecured) or that would afford Holders of Debt Securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company or CHL that may adversely affect Holders of the Debt Securities.

  One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of Debt Securities may be floating rate debt securities, and may be exchangeable for fixed rate debt securities. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, any series of Company Debt Securities will be payable, and such Company Debt Securities will be exchangeable and transfers thereof will be registerable, at the Corporate Trust Office of the Company Trustee, initially at 101 Barclay Street, New York, New York 10286, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the related Security Register. (Sections 301, 305, 306, 307 and
1102)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, any series of CHL Debt Securities will be payable, and such CHL Debt Securities will be exchangeable and transfers thereof will be registerable, at the Corporate Trust Office of the CHL Trustee, initially at 101 Barclay Street, New York, New York 10286, provided that, at the option of CHL, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the related Security Register. (Sections 301, 305, 306, 307 and 1102)

  No Debt Security shall be entitled to any benefit under the applicable Indenture or be valid or obligatory for any purpose unless there appears on such Debt Security a certificate of authentication substantially in the form provided for in such Indenture duly executed by the applicable Trustee by manual signature of one of its authorized officers, and such certificate upon any Debt Security shall be conclusive evidence, and the only evidence, that such Debt Security has been duly authenticated and delivered under such Indenture and is entitled to the benefits of such Indenture. (Section 203)

EVENTS OF DEFAULT

  The Company Indenture provides that the following shall constitute "Events of Default" with respect to any series of Company Debt Securities thereunder: (i) default in payment of principal of (or premium, if any, on) any Company Debt Security of such series at Maturity; (ii) default for 30 days in payment of interest on any Company Debt Security of such series when due; (iii) default in the deposit of any sinking fund payment on any Company Debt Security of such series when due; (iv) default in the performance or breach of any other covenant or warranty of the Company in the Company Indenture or the Company Debt Securities, continued for 60 days after written notice thereof by the Company Trustee or the Holders of at least 25% in aggregate principal amount of the Company Debt Securities of such series at the time outstanding; (v) default resulting in acceleration of maturity of any other indebtedness for borrowed money of the Company or any direct or indirect subsidiary of the Company in an amount in excess of $10,000,000 and such acceleration shall not be rescinded or annulled for a period of 10 days after written notice thereof by the Company Trustee or the Holders of at least 25% in aggregate principal amount of the Company Debt Securities of such series at the time outstanding; (vi) certain events of bankruptcy, insolvency or reorganization; and (vii) any other Event of Default provided with respect to such series of Company Debt Securities. (Section 601) No Event of Default with respect to a particular series of Company Debt Securities issued under the Company Indenture necessarily constitutes an Event of Default with respect to any other series of Company Debt Securities issued thereunder. "Maturity," when used with respect to any Debt Security, means the date on which the principal of such Debt Security becomes due and payable as provided in such Debt Security or in the applicable Indenture, whether at the Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise. "Stated Maturity," when used with respect to any Debt Security or any installment of principal thereof or interest thereon, means the date specified in such Debt Security as the fixed date on which the principal of such Debt Security or such installment of principal or interest is due and payable.

  The CHL Indenture provides that the following shall constitute "Events of Default" with respect to any series of CHL Debt Securities thereunder: (i) default in payment of principal of (or premium, if any, on) any CHL Debt Security of such series at Maturity; (ii) default for 30 days in payment of interest on any CHL Debt Security of such series when due; (iii) default in the deposit of any sinking fund payment on any CHL Debt Security of such series when due; (iv) default in the performance or breach of any other covenant or warranty of CHL or the Guarantor in the CHL Indenture, the CHL Debt Securities or the related Guarantees, continued for 60 days after written notice thereof by the CHL Trustee or the Holders of at least 25% in aggregate principal amount of the CHL Debt Securities of such series at the time outstanding; (v) default resulting in acceleration of maturity of any other indebtedness for borrowed money of CHL, the Guarantor or any direct or indirect subsidiary of the Guarantor in an amount in excess of $10,000,000 and such acceleration shall not be rescinded or annulled for a period of 10 days after written notice thereof by the CHL Trustee or the Holders of at least 25% in aggregate principal amount of the CHL Debt Securities of such series at the time outstanding; (vi) certain events of bankruptcy, insolvency or reorganization; and (vii) any other Event of Default provided with respect to such series of CHL Debt Securities. (Section 601) No Event of Default with respect to a particular series of CHL Debt Securities issued under the CHL Indenture necessarily constitutes an Event of Default with respect to any other series of CHL Debt Securities issued thereunder.

  Each Indenture provides that if an Event of Default specified therein shall occur and be continuing, either the applicable Trustee or the Holders of at least 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal amount of the Debt Securities of such series (or, in the case of Original Issue Discount Securities, such other amount, if any, as provided for in the terms of such Original Issue Discount Securities) to be due and payable immediately upon written notice thereof to the Company, and, in the case of the CHL Indenture, CHL. In certain cases, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any such series may, on behalf of the Holders of all such Debt Securities, rescind and annul such declaration of acceleration. (Section 602) "Original Issue Discount Security" means, except as otherwise defined in a Debt Security, any Debt Security which is issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

  The agreements governing certain of the Company's and CHL's outstanding indebtedness contain provisions to the effect that certain Events of Default under the Company Indenture or the CHL Indenture would constitute an event of default under such agreements which, among other things, could cause an acceleration of the indebtedness thereunder. See Note D to CCI's Consolidated Financial Statements incorporated by reference herein.

  Each Indenture contains a provision entitling the applicable Trustee, subject to the duty of such Trustee during default under any series of Debt Securities to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of such series before proceeding to exercise any right or power under such Indenture with respect to such series at the request of such Holders. (Sections 701 and 703) Each Indenture provides that no Holders of Debt Securities of any series issued thereunder may institute any proceedings, judicial or otherwise, to enforce such Indenture except in the case of failure of the applicable Trustee thereunder, for 60 days, to act after it has received a written request to enforce such Indenture by the Holders of at least 25% in aggregate principal amount of the then outstanding Debt Securities of such series, and an offer of reasonable indemnity. (Section 607) This provision will not prevent any Holder of Debt Securities from enforcing payment of the principal thereof, premium, if any, and interest thereon at the respective due dates thereof. (Section 608) The Holders of a majority in aggregate principal amount of the Debt Securities of any series issued under either Indenture then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on it with respect to the Debt Securities of such series. Such Trustee may, however, refuse to follow any direction that it determines may not lawfully be taken or would be illegal or in conflict with such Indenture or involve it in personal liability or which would be unjustly prejudicial to Holders of the Debt Securities of such series not joining therein. (Section
612)

  Each Indenture provides that the applicable Trustee will, within 90 days after the occurrence of a default with respect to any series of Debt Securities issued thereunder, give to the Holders thereof notice of such default, unless such default has been cured or waived. Except in the case of a default in the payment of principal of, or premium, if any, or interest on any Debt Securities or payment of any sinking fund installment, each Trustee shall be protected in the withholding of such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series. (Section 702)

  The Company and, in the case of the CHL Debt Securities, CHL will be required to file with each Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the applicable Indenture. (Section 1105)

MODIFICATION AND WAIVER

  Modifications of and amendments to each Indenture may be made by the Company and, in the case of the CHL Indenture, CHL, the Guarantor, and the applicable Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby: (i) except as otherwise permitted in such Indenture in connection with Debt Securities for which the Stated Maturity is extendible, change the Stated Maturity of the principal of, or any installment of interest on, such Debt Security; (ii) reduce the principal amount of, or, except as otherwise permitted in such Indenture in connection with Debt Securities for which the interest rate may be reset, interest on, or any premium payable upon redemption or repayment of, such Debt Security; (iii) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof; (iv) adversely affect the right of repayment at the option of a Holder of such Debt Security;
(v) reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions of such Debt Security; (vi) change the place or currency or currency unit of payment of the principal of, premium, if any, or interest on such Debt Security; (vii) change or eliminate the rights of a Holder to receive payment in a designated currency; (viii) impair the right to institute suit for the enforcement of any required payment on or with respect to such Debt Security; (ix) reduce the percentage of the aggregate principal amount of the outstanding Debt Securities of any series the consent of whose Holders is required for modification or amendment of such Indenture, for waiver of compliance with certain provisions of such Indenture, or for waiver of certain defaults; (x) modify any of the provisions of Section 613 (described below) except to increase such percentage or to provide that certain other provisions of such Indenture cannot be modified or waived without the consent of the Holder of each outstanding Debt Security affected thereby; or
(xi) in the case of the CHL Indenture, modify or affect the terms and conditions of the related Guarantees in a manner adverse to the interests of the Holders of the CHL Debt Securities.

  Each Indenture also contains provisions permitting the Company and, in the case of the CHL Indenture, CHL, the Guarantor and the applicable Trustee, without the consent of any Holders of Debt Securities under such Indenture, to enter into supplemental indentures, in form satisfactory to such Trustee, for any of the following purposes: (i) to evidence the succession of another corporation to the Company or, in the case of the CHL Indenture, CHL or the Guarantor and the assumption by such successor of the obligations and covenants of the Company or, in the case of the CHL Indenture, CHL or the Guarantor contained in such Indenture and in the Debt Securities and, in the case of the CHL Indenture, the related Guarantees, as the case may be; (ii) to add to the covenants of the Company or, in the case of the CHL Indenture, CHL or the Guarantor, for the benefit of the Holders of all or any series of Debt Securities issued under such Indenture (and if such covenants are to be for the benefit of less than all series of Debt Securities issued under such Indenture, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power herein conferred upon the Company or, in the case of the CHL Indenture, CHL or the Guarantor; (iii) to add any additional Events of Default (and if such Events of Default are to be applicable to less than all series of Debt Securities issued under such Indenture, stating that such Events of Default are expressly being included solely to be applicable to such series); (iv) to add or change any of the provisions of such Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (v) to change or eliminate any of the provisions of such Indenture, provided that any such change or elimination shall become effective only when there is no Debt Security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; (vi) to establish the form or terms of Debt Securities of any series as otherwise permitted by such Indenture; (vii) to evidence and provide for the acceptance of appointment under such Indenture by a successor Trustee with respect to the Debt Securities of one or more series issued under such Indenture and to add to or change any of the provisions of such Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of such Indenture; (viii) to secure the Debt Securities issued under such Indenture; (ix) to cure any ambiguity, to correct or supplement any provision in such Indenture which may be defective or inconsistent with any other provision of such Indenture, or to make any other provisions with respect to matters or questions arising under such Indenture which shall not be inconsistent with any provision of such Indenture, provided such other provisions shall not adversely affect the interests of the Holders of Debt Securities of any series issued under such Indenture in any material respect; (x) to modify, eliminate or add to the provisions of such Indenture to such extent as shall be necessary to effect the qualification of such Indenture under the TIA or under any similar federal statute subsequently enacted and to add to such Indenture such other provisions as may be expressly required under the TIA; or (xi) in the case of the CHL Indenture, to effect the assumption, by the Guarantor or a Subsidiary thereof, of the payment obligations with respect to the CHL Debt Securities and of the performance of every covenant of the CHL Indenture on the part of CHL to be performed or observed. (Section 1001)

  The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series except a default in the payment of the principal of (or premium, if any), or interest on, any Debt Security of that series and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the Holder of each outstanding Debt Security of the affected series. (Section 613)

CONVERSION AND EXCHANGE RIGHTS

  The terms and conditions, if any, upon which the Company Debt Securities of any series are convertible into or exchangeable for other securities will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Company Debt Securities are convertible into or exchangeable for other securities, the conversion or exchange price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders thereof or the Company, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such Company Debt Securities.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

CONSOLIDATION, MERGER AND TRANSFER OF ASSETS

  Under the Company Indenture, the Company may not consolidate with or merge into any corporation, or transfer its assets substantially as an entirety to any Person, unless: (i) the successor corporation or transferee assumes the Company's obligations on the Company Debt Securities and under the Company Indenture; (ii) after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and (iii) certain other conditions are met. (Section 901)

  Under the CHL Indenture, neither CHL nor the Guarantor may consolidate with or merge into any corporation, or transfer its assets substantially as an entirety to any Person, unless: (i) the successor corporation or transferee assumes the Company's or the Guarantor's obligations on the Debt Securities or the related Guarantees, as the case may be, and under the CHL Indenture, and in the case of a consolidation or merger of CHL, the Guarantor delivers an affirmation of the continuance of its obligations to the CHL Trustee; (ii) after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and (iii) certain other conditions are met. (Sections 901 and 903)

SATISFACTION, DISCHARGE AND DEFEASANCE

  Each Indenture, with respect to any series of Debt Securities (except for certain specified surviving obligations, including (A) any rights of registration of transfer and exchange and (B) rights to receive the principal, premium, if any, and interest on the Debt Securities) will be discharged and cancelled upon the satisfaction of certain conditions, including the following: (i) all Debt Securities of such series not theretofore delivered to the applicable Trustee for cancellation have become due or payable, will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year and (ii) the deposit with such Trustee of an amount in the Specified Currency sufficient to pay the principal, premium, if any, and interest to the Maturity of all Debt Securities of such series. (Section 501)

  If so specified in the Prospectus Supplement with respect to Debt Securities of any series, the Company or CHL, as the case may be, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain certain offices or agencies in each Place of Payment, and hold moneys for payment in trust), or (ii) will not be subject to provisions of the applicable Indenture described above under "-- Consolidation, Merger and Transfer of Assets" with respect to the Debt Securities of such series, in each case if the Company or CHL, as the case may be, irrevocably deposits with the applicable Trustee, in trust, money or U.S. Government Obligations (as defined in the applicable Indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the opinion of independent public accountants) to pay all the principal (including any mandatory sinking fund payments) of, and premium, if any, and interest on, the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise any such option, the Company or CHL, as the case may be, is required to deliver to the applicable Trustee (1) an opinion of counsel to the effect that (a) the deposit and related defeasance would not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes, (b) the Company's exercise of such option will not cause any violation of the Investment Company Act of 1940, as amended, and (c) if the Debt Securities of such series are then listed on the New York Stock Exchange, such Debt Securities would not be delisted as a result of the exercise of such option and (2) in the case of the Debt Securities of such series being discharged, a ruling received from or published by the United States Internal Revenue Service to the effect that the deposit and related defeasance would not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes. (Sections 1401 and 1402)

GUARANTEES

  The CHL Debt Securities will be unconditionally guaranteed (the "Guarantees") by the Guarantor as to payment of principal, premium, if any, and interest when and as the same shall become due and payable, whether at their Stated Maturity or upon redemption or repayment or otherwise. (Section 401) The Guarantees will rank pari passu in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, including the Company Debt Securities.

  The obligations of the Guarantor under the Guarantees will be unconditional regardless of the enforceability of the CHL Debt Securities or the CHL Indenture and will not be discharged until all obligations contained in such CHL Debt Securities and the CHL Indenture are satisfied. Holders of the CHL Debt Securities may proceed directly against the Guarantor in the event of an Event of Default with respect to such CHL Debt Securities without first proceeding against CHL. (Section 401)

  Because the Guarantor is a holding company, the rights of its creditors, including the Holders of the CHL Debt Securities in the event the Guarantees are enforced, to share in the distribution of the assets of any subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent the Guarantor may itself be a creditor with recognized claims against the subsidiary.

CONCERNING THE TRUSTEES

  The Bank of New York is the Trustee under each of the Company Indenture and the CHL Indenture. The Company and CHL maintain banking relationships in the ordinary course of business with the Trustee. Among other things, The Bank of New York is a lending bank under an existing revolving credit facility of CHL. See Notes to the Company's Consolidated Financial Statements incorporated by reference herein.

                              PLAN OF DISTRIBUTION

  The Company or CHL may sell Securities to or through one or more underwriters or dealers and also may sell Securities directly to institutional investors or other purchasers, or through agents.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or CHL or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or CHL will be described, in the related Prospectus Supplement.

  Under agreements which may be entered into by the Company and/or CHL, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company and CHL against certain liabilities, including liabilities under the Securities Act.

  If so indicated in the related Prospectus Supplement, the Company or CHL will authorize underwriters or other persons acting as the Company's or CHL's agents to solicit offers by certain institutions to purchase Securities from the Company or CHL pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company or CHL. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  If underwriters or dealers are used in the sale, until the distribution of the Securities is completed, rules of the Commission may limit the ability of underwriters and certain selling group members, if any, to bid for and purchase the Securities. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

  If any underwriters create a short position in the Securities in connection with any offering, i.e., if they sell more Securities than are set forth on the cover page of this Prospectus, the underwriters may reduce that short position by purchasing Securities in the open market.

  Underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Securities, they may reclaim the amount of the selling concession from the selling group members who sold those Securities as part of such offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Securities to the extent that it discourages resales of the Securities.

  Certain of the underwriters or agents and their associates may engage in transactions with and perform services for the Company, CHL or their respective affiliates in the ordinary course of their respective businesses.

  The Securities may or may not be listed on a national securities exchange (other than the Common Stock, which is listed on the New York Stock Exchange and the Pacific Stock Exchange). Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange and the Pacific Stock Exchange, subject to official notice of issuance. No assurances can be given that there will be an active trading market for the Securities.

  The Company may designate Countrywide Securities Corporation to be an underwriter, agent or dealer of one or more series of its Securities. The distribution of Securities of any such series will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

                            VALIDITY OF SECURITIES

  The validity of the Securities will be passed upon for the Company and CHL by Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, New York, New York. Edwin Heller, (whose professional corporation retired as a partner of Fried, Frank, Harris, Shriver & Jacobson in September 1996) is of counsel to Fried, Frank, Harris, Shriver & Jacobson and a director of the Company. Brown & Wood LLP, New York, New York will serve as counsel for any underwriters and agents. Brown & Wood LLP also serves as counsel for CWMBS, Inc. and CWABS, Inc., each a wholly owned subsidiary of the Company, in connection with offerings of mortgage-backed and asset-backed securities.

                                    EXPERTS

  The consolidated financial statements of the Company incorporated by reference in this Registration Statement, of which this Prospectus forms a part, have been audited by Grant Thornton LLP, independent certified public accountants, for the periods and to the extent indicated in their report thereon, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, salesperson or other individual has been authorized to give any information or to make any representations, other than those contained or in-corporated by reference in this Prospectus Supplement or the Prospectus in connection with any offer covered by this Prospectus Supplement and the Pro-spectus and, information and representations not herein or therein contained, if given or made, must not be relied upon as having been authorized. This Pro-spectus Supplement and the Prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, the Notes in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus Supplement or the Prospectus or in the affairs of CHL or the Guar-antor since the date hereof.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             Prospectus Supplement

Risk Factors...............................................................  S-2
Description of Notes.......................................................  S-4
Federal Income Tax Consequences............................................ S-21
Plan of Distribution of Notes.............................................. S-26
Validity of Notes.......................................................... S-28

                                  Prospectus

Available Information......................................................    2
Incorporation of Certain Documents
 by Reference..............................................................    2
The Company and CHL........................................................    3
Use of Proceeds............................................................    4
Selected Consolidated Financial Data.......................................    5
Description of Capital Stock...............................................    6
Description of Debt Securities and Guarantees..............................    8
Plan of Distribution.......................................................   15
Validity of Securities.....................................................   17
Experts....................................................................   17

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              U.S. $1,500,000,000

                         COUNTRYWIDE HOME LOANS, INC.

                          MEDIUM-TERM NOTES, SERIES G

                            DUE NINE MONTHS OR MORE
                              FROM DATE OF ISSUE

              PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST
                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                            LOGO COUNTRYWIDE/(SM)/
                            ----------------------
                            CREDIT INDUSTRIES, INC.
                                ---------------

                                ---------------

                             PROSPECTUS SUPPLEMENT
                                 July 21, 1998

                                ---------------

                                LEHMAN BROTHERS

                             CHASE SECURITIES INC.

                           DEUTSCHE BANK SECURITIES

                             GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                               J.P. MORGAN & CO.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                             SALOMON SMITH BARNEY

                      COUNTRYWIDE SECURITIES CORPORATION

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   [GRAPHIC]

                                  $300,000,000

                          COUNTRYWIDE HOME LOANS, INC.

                        5.62% NOTES DUE OCTOBER 16, 2000

                       PAYMENT OF PRINCIPAL AND INTEREST
                    FULLY AND UNCONDITIONALLY GUARANTEED BY


                            LOGO COUNTRYWIDE/(SM)/
                            ----------------------
                            CREDIT INDUSTRIES, INC.


                             --------------------

                               PRICING SUPPLEMENT
                                October 16, 1998

                             --------------------

                                LEHMAN BROTHERS

                       COUNTRYWIDE SECURITIES CORPORATION

                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.